                                CREDIT AGREEMENT


                                 by and between

                               NASH-FINCH COMPANY,


                        FIRST BANK NATIONAL ASSOCIATION,
                             as Agent and as a Bank,

                                       and

                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION,
                         PNC BANK, NATIONAL ASSOCIATION,
                     MITSUBISHI BANK, LIMITED CHICAGO BRANCH
                                       and
                         WACHOVIA BANK OF GEORGIA, N.A.,
                                    as Banks





                          Dated as of December 27, 1995

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . . . . . . . . . . . . .      1
          Section 1.1  Defined Terms. . . . . . . . . . . . . . . . . . .      1
          Section 1.2  Accounting Terms and Calculations. . . . . . . . .     10
          Section 1.3  Computation of Time Periods. . . . . . . . . . . .     10
          Section 1.4  Other Definitional Terms . . . . . . . . . . . . .     10

ARTICLE II
TERMS OF THE CREDIT FACILITIES. . . . . . . . . . . . . . . . . . . . . .     11
          Section 2.1  The Revolving Commitments. . . . . . . . . . . . .     11
          Section 2.3  Revolving Notes. . . . . . . . . . . . . . . . . .     13
          Section 2.4  Conversions and Continuations. . . . . . . . . . .     13
          Section 2.5  Interest Rates, Interest Payments and Default
                         Interest . . . . . . . . . . . . . . . . . . . .     14
          Section 2.6  Repayment. . . . . . . . . . . . . . . . . . . . .     14
          Section 2.7  Optional Prepayments . . . . . . . . . . . . . . .     14
          Section 2.8  Optional Reduction of Revolving
                         Commitment Amounts or Termination of Revolving
                         Commitments. . . . . . . . . . . . . . . . . . .     15
          Section 2.9  Revolving Commitment and Agent's Fees. . . . . . .     15
          Section 2.10  Computation . . . . . . . . . . . . . . . . . . .     16
          Section 2.11  Payments. . . . . . . . . . . . . . . . . . . . .     16
          Section 2.12  Revolving Commitment Ending Date and Extension. .     16
          Section 2.13  Use of Loan Proceeds. . . . . . . . . . . . . . .     17
          Section 2.14  Interest Rate Not Ascertainable, Etc. . . . . . .     17
          Section 2.15  Increased Cost. . . . . . . . . . . . . . . . . .     17
          Section 2.16  Illegality. . . . . . . . . . . . . . . . . . . .     18
          Section 2.17  Capital Adequacy. . . . . . . . . . . . . . . . .     19
          Section 2.18  Funding Losses; LIBOR Advances. . . . . . . . . .     19
          Section 2.19  Discretion of Banks as to Manner of Funding . . .     19
          Section 2.20  Withholding Taxes . . . . . . . . . . . . . . . .     20
          Section 2.21  The Swing-Line Loan Facility  . . . . . . . . . .     21
          Section 2.22  The Bid Loan Facility . . . . . . . . . . . . . .     22

ARTICLE III
CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . . . .     30
          Section 3.1  Conditions of Initial Transaction. . . . . . . . .     30
          Section 3.2  Conditions Precedent to all Loans. . . . . . . . .     32

ARTICLE IV
REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . .     32
          Section 4.1.  Organization, Standing, Etc.. . . . . . . . . . .     32
          Section 4.2.  Authorization and Validity; No Conflict . . . . .     33
          Section 4.3.  Enforceability of Agreements and Loan Documents .     33
          Section 4.4.  No Default. . . . . . . . . . . . . . . . . . . .     33
          Section 4.5.  Financial Statements and Condition. . . . . . . .     33
          Section 4.7.  Regulation U. . . . . . . . . . . . . . . . . . .     34
          Section 4.8.  Taxes . . . . . . . . . . . . . . . . . . . . . .     34
          Section 4.9.  Legal Requirements. . . . . . . . . . . . . . . .     34
          Section 4.10.  Litigation . . . . . . . . . . . . . . . . . . .     34
          Section 4.11.  Environmental, Health and Safety Laws. . . . . .     35
          Section 4.12.  Investment Company Act . . . . . . . . . . . . .     35
          Section 4.13.  Public Utility Holding Company Act . . . . . . .     35
          Section 4.14.  Retirement Benefits. . . . . . . . . . . . . . .     35
          Section 4.15.  Full Disclosure. . . . . . . . . . . . . . . . .     35
          Section 4.16  Title to Property; Leases; Liens; Subordination .     36
          Section 4.17  Trademarks, Patents.  Except as set forth in
                         Exhibit 4.17, each . . . . . . . . . . . . . . .     36
          Section 4.18  Burdensome Restrictions . . . . . . . . . . . . .     36
          Section 4.19  Force Majeure . . . . . . . . . . . . . . . . . .     36
          Section 4.20  Subsidiaries. . . . . . . . . . . . . . . . . . .     36

ARTICLE V
AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .     37
          Section 5.1.  Financial Statements. . . . . . . . . . . . . . .     37
          Section 5.2.  Corporate Existence . . . . . . . . . . . . . . .     38
          Section 5.3.  Insurance . . . . . . . . . . . . . . . . . . . .     38
          Section 5.4.  Payment of Taxes and Claims . . . . . . . . . . .     38
          Section 5.5.  Books and Records . . . . . . . . . . . . . . . .     39
          Section 5.6.  Compliance. . . . . . . . . . . . . . . . . . . .     39
          Section 5.7.  Notice of Litigation. . . . . . . . . . . . . . .     39
          Section 5.8.  ERISA . . . . . . . . . . . . . . . . . . . . . .     39
          Section 5.9.  Environmental Matters; Reporting. . . . . . . . .     40
          Section 5.10.  Inspection . . . . . . . . . . . . . . . . . . .     40
          Section 5.11  Maintenance of Properties . . . . . . . . . . . .     41

ARTICLE VI
NEGATIVE COVENANTS                                                            41
          Section 6.1.  Restrictions on Fundamental Changes . . . . . . .     41
          Section 6.2.  Accounting Changes. . . . . . . . . . . . . . . .     42
          Section 6.3.  Liens . . . . . . . . . . . . . . . . . . . . . .     42
          Section 6.4.  Net Worth . . . . . . . . . . . . . . . . . . . .     44
          Section 6.5.  Leverage Ratio. . . . . . . . . . . . . . . . . .     44
          Section 6.6.  Interest Coverage Ratio . . . . . . . . . . . . .     44

          Section 6.7.  Transactions with Affiliates. . . . . . . . . . .     44
          Section 6.8.  Restricted Payments . . . . . . . . . . . . . . .     44

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES. . . . . . . . . . . . . . . . . . . . . .     44
          Section 7.1  Events of Default. . . . . . . . . . . . . . . . .     44
          Section 7.2  Remedies . . . . . . . . . . . . . . . . . . . . .     46
          Section 7.3  Offset . . . . . . . . . . . . . . . . . . . . . .     47

ARTICLE VIII
THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
          Section 8.1  Appointment and Authorization. . . . . . . . . . .     48
          Section 8.2  Note Holders . . . . . . . . . . . . . . . . . . .     48
          Section 8.3  Consultation With Counsel. . . . . . . . . . . . .     48
          Section 8.4  Loan Documents . . . . . . . . . . . . . . . . . .     48
          Section 8.5  First Bank and Affiliates. . . . . . . . . . . . .     48
          Section 8.6  Action by Agent. . . . . . . . . . . . . . . . . .     48
          Section 8.7  Credit Analysis. . . . . . . . . . . . . . . . . .     49
          Section 8.8  Notices of Event of Default, Etc . . . . . . . . .     49
          Section 8.9  Indemnification. . . . . . . . . . . . . . . . . .     49
          Section 8.10 Payments and Collections . . . . . . . . . . . . .     49
          Section 8.11 Sharing of Payments. . . . . . . . . . . . . . . .     50
          Section 8.12 Advice to Banks. . . . . . . . . . . . . . . . . .     51
          Section 8.13 Resignation. . . . . . . . . . . . . . . . . . . .     51

ARTICLE IX
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     51
          Section 9.1  Modifications. . . . . . . . . . . . . . . . . . .     51
          Section 9.2  Expenses . . . . . . . . . . . . . . . . . . . . .     52
          Section 9.3  Waivers, etc.. . . . . . . . . . . . . . . . . . .     52
          Section 9.4  Notices. . . . . . . . . . . . . . . . . . . . . .     52
          Section 9.5  Taxes. . . . . . . . . . . . . . . . . . . . . . .     53
          Section 9.6  Successors and Assigns; Participations;
                         Foreign and Purchasing Banks . . . . . . . . . .     53
          Section 9.7  Confidentiality of Information . . . . . . . . . .     55
          Section 9.8  Governing Law and Construction . . . . . . . . . .     56
          Section 9.9  Consent to Jurisdiction. . . . . . . . . . . . . .     56
          Section 9.10 Waiver of Jury Trial . . . . . . . . . . . . . . .     56
          Section 9.11 Survival of Agreement. . . . . . . . . . . . . . .     56
          Section 9.12 Indemnification. . . . . . . . . . . . . . . . . .     57
          Section 9.13 Captions . . . . . . . . . . . . . . . . . . . . .     58
          Section 9.14 Entire Agreement . . . . . . . . . . . . . . . . .     58
          Section 9.15 Counterparts . . . . . . . . . . . . . . . . . . .     58
          Section 9.16 Borrower Acknowledgements. . . . . . . . . . . . .     58

                         LIST OF EXHIBITS AND SCHEDULES


EXHIBIT 1.1         -  REVOLVING NOTE

EXHIBIT 2.2         -  FORM OF LOAN REQUEST

EXHIBIT 2.21        -  SWING-LINE NOTE

EXHIBIT 2.22(b)     -  BID LOAN TENDER REQUEST NOTICE

EXHIBIT 2.22(c)     -  INVITATION TO TENDER FOR BID LOANS

EXHIBIT 2.22(g)     -  BID LOAN NOTE

EXHIBIT 2.22(h)     -  WIRE TRANSFER INSTRUCTIONS

EXHIBIT 3.1         -  MATTERS TO BE COVERED BY OPINION OF COUNSEL TO THE
                       BORROWER

EXHIBIT 4.20        -  LIST OF SUBSIDIARIES

EXHIBIT 5.1 (d)     -  COMPLIANCE CERTIFICATE

EXHIBIT 6.3         -  EXISTING LIENS

EXHIBIT 9.6         -  ASSIGNMENT AGREEMENT

                                CREDIT AGREEMENT


               THIS CREDIT AGREEMENT, dated as of December 27, 1995, is by and between NASH-FINCH COMPANY, a Delaware corporation (the "Borrower"), the banks which are signatories hereto (individually, a "Bank" and, collectively, the "Banks") and FIRST BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as agent for the Banks (in such capacity, the "Agent").

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

               Section 1.1 DEFINED TERMS. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

               "ADJUSTED LIBOR": With respect to each Interest Period applicable to a LIBOR Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing LIBOR for such Interest Period by 1.00 minus the LIBOR Reserve Percentage.

               "ADVANCE": Any portion of the outstanding Revolving Loans by a Bank as to which the Borrower elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a LIBOR Advance or a Reference Rate Advance.

               "AFFILIATE": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, twenty-five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, twenty-five percent or more of the equity interest), (c) each Person, twenty-five percent or more of the voting stock (or if such Person is not a corporation, twenty-five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

               "AGENT":  As defined in the opening paragraph hereof.

               "AGGREGATE REVOLVING COMMITMENT AMOUNTS": As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

               "APPLICABLE LENDING OFFICE": For each Bank and for each type of Advance, the office of such Bank identified pursuant to Section 9.4 or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

               "APPLICABLE MARGIN": With respect to each Interest Period, the Applicable Margin set forth in the table below as in effect on the third day prior to the first day of such Interest Period:


               Debt Rating           Applicable Margin
               -----------           -----------------
               A- or better                 0.25%
               BBB+                         0.32%
               BBB                          0.35%
               BBB-                         0.50%
               Below BBB-                   1.00%

For purposes of this definition, the "Debt Rating" means the rating assigned by Standard & Poor's Rating Group to senior, unsecured public debt issued by the Borrower that is not credit enhanced. If at any time of determination no such rating is available, the Applicable Margin shall be 1.00%.

               "BANK":  As defined in the opening paragraph hereof.

               "BID LOAN": A loan made by a Bank pursuant to subsection 2.22 hereof.

               "BID LOAN BORROWING DATE":  As defined in subsection 2.22(b).

               "BID LOAN FACILITY": The credit facility granted by the Banks to the Borrower pursuant to subsections 2.1 and 2.22 hereof.

               "BID LOAN FINANCING": A financing consisting of the simultaneous making of Bid Loans by each of the Banks whose offer to make a Bid Loan as part of such financing has been accepted by the Borrower under the auction bidding procedures described in subsection 2.22 hereof.

               "BID LOAN NOTE":  As defined in subsection 2.22(g) hereof.

               "BID LOAN OBLIGATION": The obligation of the Borrower with respect to matured Bid Loans as set forth in subsection 2.22(h) hereof.

               "BID LOAN SCHEDULE": A schedule substantially in the form of the Bid Loan Schedule attached to Exhibit 2.22(g) hereto.

               "BID LOAN TENDER":  As defined in subsection 2.22(d) hereof.

               "BID LOAN TENDER DATE":  As defined in subsection 2.22(d) hereof.

               "BID LOAN TENDER REQUEST NOTICE" shall mean a notice in the form of Exhibit 2.22(b) hereto given by the Borrower pursuant to subsection 2.22(b) hereof.

               "BOARD": The Board of Governors of the Federal Reserve System or any successor thereto.

               "BORROWER":  As defined in the opening paragraph hereof.

               "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

               "CHANGE OF CONTROL": The occurrence of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing twenty-five percent or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (b) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, the membership of the Board of Directors of the Borrower changes for any reason (other than by reason of death, disability or scheduled retirement) so that the majority of the Board of Directors is made up of Persons who were not directors at the beginning of such twelve month period.

               "CLOSING DATE":  December 27, 1995.

               "CODE":  The Internal Revenue Code of 1986, as amended.

               "CONTINGENT OBLIGATION": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

               "DEFAULT": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

               "EARNINGS BEFORE INTEREST AND INCOME TAXES": For any period of determination, the consolidated net income of the Borrower and its Subsidiaries before deductions for income taxes and Interest Expense.

               "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

               "ERISA AFFILIATE": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

               "ERISA EVENT": To the extent any of the following events result in a liability of Borrower under Title IV of ERISA: (a) a Reportable Event described in Section 4043 of ERISA which is subject to the provision for 30-day notice to the PBGC under ERISA; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA; (e) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

               "EVENT OF DEFAULT":  Any event described in Section 7.1.

               "FINANCIAL OFFICER": With respect to the Borrower, the Chief Executive Officer, the Chief Financial Officer, the Vice President-Treasurer, the Treasurer or the Controller.

               "FIRST BANK": First Bank National Association in its capacity as one of the Banks hereunder.

               "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

               "GUARANTOR SUBSIDIARY": Any Subsidiary that guarantees the obligations of the Borrower to the Banks hereunder pursuant to a guaranty in form and substance satisfactory to the Agent and the Majority Banks.

               "IMMEDIATELY AVAILABLE FUNDS": Funds with good value on the day and in the city in which payment is received.

               "INDEBTEDNESS": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of such Person in respect of interest rate or currency protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such person to purchase property owned by another Person, and (l) all Contingent Obligations of such Person. Accounts payable and accrued expenses incurred in the ordinary course of business by any Person shall not constitute "Indebtedness" for so long as such accounts payable are not past due.

               "INTEREST COVERAGE RATIO": For any period of determination, the ratio of (a) Earnings before Interest and Income Taxes to (b) Interest Expense, in each determined in accordance with GAAP.

               "INTEREST EXPENSE": For any period of determination, the aggregate amount of consolidated interest expense of the Borrower, determined in accordance with GAAP.

               "INTEREST PERIOD": With respect to each LIBOR Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; PROVIDED THAT:

                    (a) Any Interest Period that would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

                    (b) Any Interest Period that begins on the last LIBOR Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

                    (c) Any Interest Period that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date; and

                    (d)  No more than 10 Interest Periods may exist at any time.

               "INVITATION TO TENDER FOR BID LOANS": As defined in subsection 2.22(c) hereof.

               "LEVERAGE RATIO": On any date of determination, the ratio of (a) Indebtedness of the Borrower to (b) Total Capitalization, in each case determined in accordance with GAAP.

               "LIBOR BUSINESS DAY": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the London interbank eurodollar market and a day on which banks are open for business in New York City.

               "LIBOR": With respect to each Interest Period applicable to a LIBOR Advance, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to the Agent in the interbank eurodollar market three LIBOR Business Days prior to the first day of such Interest Period for delivery in Immediately Available Funds on the first day of such Interest Period and in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply as determined by the Agent and for a maturity comparable to the Interest Period; provided, that in lieu of determining the rate in the foregoing manner, the Agent may substitute the per annum Eurodollar rate (LIBOR) for United States dollars displayed on the Telerate Systems, Inc. screen, page 3750 (or other applicable page), on the first day of such Interest Period.

               "LIBOR ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Adjusted LIBOR.

               "LIBOR RESERVE PERCENTAGE": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding LIBOR Advances shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

               "LIEN": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

               "LOAN DOCUMENTS":  This Agreement and the Notes.

               "LOANS": The Bid Loans, the Revolving Loans and the Swing-Line Loans.

               "MAJORITY BANKS": At any time, Banks holding at least 51% of the Aggregate Revolving Commitment Amounts.

               "MULTIEMPLOYER PLAN": A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

               "NET WORTH": On any date of determination, the consolidated assets of the Borrower at such date, determined in accordance with GAAP, after deducting all proper reserves (including reserves for depreciation, obsolescence and amortization), MINUS all liabilities of the Borrower and its Subsidiaries, determined in accordance with GAAP.

               "NOTES": Collectively, the Revolving Notes, the Swing-Line Note and the Bid Loan Notes; "NOTE" shall mean a Revolving Note, the Swing-Line Note or a Bid Loan Note, as the context may require.

               "OBLIGATIONS": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Notes when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

               "PARTIALLY ACCEPTED BID":  As defined in subsection 2.22(f)(1).

               "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

               "PERSON": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

               "PLAN":   Each employee benefit plan (whether in existence on the
Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate, other than a Multiemployer Plan.

               "PROHIBITED TRANSACTION": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

               "REFERENCE RATE": The rate of interest from time to time publicly announced by the Agent as its "reference rate." The Agent may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

               "REFERENCE RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Reference Rate.

               "REGULATORY CHANGE": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

               "REPORTABLE EVENT": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, PROVIDED that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

               "RESTRICTED PAYMENTS": With respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by that Person, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

               "REVOLVING COMMITMENT": With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

               "REVOLVING COMMITMENT AMOUNT": With respect to a Bank, initially the amount set opposite such Bank's name on the signature page hereof as its Revolving Commitment Amount, but as the same may be reduced from time to time pursuant to Sections 2.8 and 9.6.

               "REVOLVING COMMITMENT ENDING DATE":  As defined in Section 2.12.

               "REVOLVING COMMITMENT FEES":  As defined in Section 2.9.

               "REVOLVING LOAN":  As defined in Section 2.1.

               "REVOLVING LOAN DATE": The date of the making of any Revolving Loans hereunder.

               "REVOLVING NOTE": A promissory note of the Borrower in the form of Exhibit 1.1 hereto.

               "REVOLVING PERCENTAGE": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

               "SUBSIDIARY": Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

               "SWING-LINE LOAN":  As defined in subsection 2.21(a) hereof.

               "SWING-LINE LOAN FACILITY": The credit facility granted by the Banks to the Borrower pursuant to subsections 2.1 and 2.21 hereof.

               "SWING-LINE NOTE":  As defined in Section 2.21(a) hereof.

               "TERMINATION DATE": The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.8 hereof.

               "TOTAL CAPITALIZATION": On any date of determination, the sum of Net Worth and Indebtedness of the Borrower.

               "TOTAL OUTSTANDINGS": At the time of any determination, the aggregate unpaid principal balance of all Revolving Loans, Swing-Line Loans and Bid Loans.

               "UNUSED REVOLVING COMMITMENT": With respect to any Bank as of any date of determination, the amount by which such Bank's Revolving Commitment Amount exceeds the principal amount of unpaid Revolving Loans owing to such Bank on such date. Bid Loans and Swing-Line Loans shall be disregarded for purposes of computing the Unused Revolving Commitment.

               Section 1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

               Section 1.3 COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".

               Section 1.4 OTHER DEFINITIONAL TERMS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".

                                   ARTICLE II

                         TERMS OF THE CREDIT FACILITIES

               Section 2.1 THE REVOLVING COMMITMENTS. Subject to the terms and conditions hereof, the Banks hereby establish credit facilities for the Borrower, consisting of a Revolving Loan Facility under which each Bank severally agrees to make loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with subsections 2.2 through 2.20 hereof, a Swing-Line Loan Facility under which the Agent may make Swing-Line Loans in accordance with subsection 2.21 hereof, and a Bid Loan Facility under which the Banks may make Bid Loans in accordance with subsection
2.22 hereof; PROVIDED, HOWEVER, that the Banks shall not make any Revolving Loans if, after giving effect thereto, the Total Outstandings would exceed the Aggregate Revolving Commitment Amounts. The unpaid principal amount of outstanding Revolving Loans of a Bank shall not at any time exceed the Revolving Commitment Amount of such Bank. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitment Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Reference Rate Advances or LIBOR Advances or any combination thereof.

               Section 2.2 PROCEDURE FOR REVOLVING LOANS. Any request by the Borrower for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) three LIBOR Business Days prior to the requested Revolving Loan Date if the Revolving Loans are requested as LIBOR Advances and not later than 11:00 a.m. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Reference Rate Advances. Any written request for Revolving Loans shall be in the form of Exhibit 2.2 and shall be signed by a Financial Officer or a person designated as authorized to make such requests in a writing signed by a Financial Officer. Any oral request for Revolving Loans shall be made by a Financial Officer or a person designated as authorized to make such requests in a writing signed by a Financial Officer and shall be confirmed by a writing in the form of Exhibit 2.2 signed by a Financial Officer or a person designated as authorized to make such requests in a writing signed by a Financial Officer, which written confirmation shall be delivered to the Agent not later than five Business Days after the date the Revolving Loans in question are made. The Revolving Commitments of the Banks shall be suspended from the fifth Business Day after the date the Agent notifies the Borrower that such written confirmation is past due until any such past due written confirmation has been delivered. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date,
(ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $2,000,000 or, if more, an integral multiple of $1,000,000, (iii) whether such Revolving Loans are to be funded as Reference Rate Advances or LIBOR Advances and (iv) in the case of LIBOR Advances, the duration of the initial Interest Period applicable thereto. The Agent may rely on any telephone request for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephone request. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 2:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrower at the Agent's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 p.m. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.

               Section 2.3 REVOLVING NOTES. The Advances of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank's Revolving Commitment Amount originally in effect. Upon receipt of each Bank's Revolving Note from the Borrower, the Agent shall mail such Revolving Note to such Bank. Each Bank shall enter in its ledgers and records the amount of each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Revolving Note a record of such Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Revolving Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrower.

               Section 2.4 CONVERSIONS AND CONTINUATIONS. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Reference Rate Advances or LIBOR Advances, or to continue a LIBOR Advance as such; provided, however that a LIBOR Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a LIBOR Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, LIBOR Advances only in amounts, as to the aggregate amount of the Advances of all Banks so converted or continued, of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The Borrower shall give the Agent written notice, in the form of
Exhibit 2.2 attached hereto, of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) three LIBOR Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, LIBOR Advances and on the date of the requested conversion to Reference Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of LIBOR Advances, and (ii) a LIBOR Business Day in the case of continuations as or conversions to LIBOR Advances and a Business Day in the case of conversions to Reference Rate Advances), and (c) in the case of conversions to or continuations as LIBOR Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any LIBOR Advances within the time required by this Section, such Advances shall, on the last day of the Interest Period applicable thereto, automatically be converted into Reference Rate Advances of the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks. (E.g., when continuing a two-month LIBOR Advance of one Bank to a three-month LIBOR Advance, the Borrower must simultaneously continue all two-month LIBOR Advances of all Banks having Interest Periods ending on the date of continuation as three-month LIBOR Advances.)

               Section 2.5 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the Revolving Loans as follows:

                    (a) Subject to paragraph (c) below, each LIBOR Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted LIBOR for such Interest Period, plus (ii) the Applicable Margin.

                    (b) Subject to paragraph (c) below, each Reference Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the Reference Rate.

                    (c) Any Advance not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a varying rate per annum equal to the sum of (1) the Reference Rate, plus (2) two percent (2.0%) per annum.

                    (d) Interest shall be payable (i) with respect to each LIBOR Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to each LIBOR Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to each Advance; (iii) with respect to any Reference Rate Advance, on the last day of each month;
          (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances, on the Termination Date; provided that interest under Section 2.5 (c) shall be payable on demand.

               Section 2.6 REPAYMENT. The unpaid principal amount of all Advances, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

               Section 2.7  OPTIONAL PREPAYMENTS.   The Borrower may prepay
Reference Rate Advances, in whole or in part, at any time, without premium or penalty, upon not less than one Business Day's prior written notice to the Agent. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an aggregate amount for all the Banks of $2,000,000 or an integral multiple of $1,000,000 in excess thereof. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole, the Borrower may pay LIBOR Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Advances under this Section 2.7 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Advances under this Section 2.7 shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.

               Section 2.8 OPTIONAL REDUCTION OF REVOLVING COMMITMENT AMOUNTS OR TERMINATION OF REVOLVING COMMITMENTS. The Borrower may, at any time, upon not less than five Business Days prior written notice to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $5,000,000, or, if more, in an integral multiple of $1,000,000; PROVIDED, HOWEVER, that the Borrower may not at any time reduce the Aggregate Revolving Commitment Amounts below the aggregate unpaid principal balance of all the Bid Loan Notes, Revolving Notes and the Swing-Line Note. The Borrower may, at any time, upon not less than five Business Days prior written notice to the Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the aggregate unpaid principal amount of all outstanding Advances, the Swing-Line Loan and the Bid Loans, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.18, and all other unpaid obligations of the Borrower to the Agent and the Banks hereunder.

               Section 2.9  REVOLVING COMMITMENT AND AGENT'S FEES.

               (a) The Borrower shall pay to the Agent for the account of each Bank fees (the "Revolving Commitment Fees") in an amount determined by applying the applicable per annum rate from the table below to the average daily Unused Revolving Commitment of such Bank for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each March, June, September and December and on the Termination Date. The per annum rate used in computing the Revolving Commitment Fees for any period shall be the rate set forth in the table below as in effect on the day payment of the Revolving Commitment Fees is due:


               Debt Rating                   Per Annum Rate
               -----------                   --------------
               A- or better                  0.10%
               BBB+ or BBB                   0.12%
               BBB-                          0.18%
               Below BBB-                    0.27%


           For purposes of this subsection, the "Debt Rating" means the rating assigned by Standard & Poor's Rating Group to senior, unsecured public debt issued by the Borrower that is not credit enhanced. If at any time of determination no such rating is available, the per annum rate shall be 0.27%.

               (b) On the Closing Date, the Borrower shall pay to the Agent an arrangement fee in the amount specified in that certain side letter dated November 16, 1995 from the Agent to the Borrower. On the last day of each March, June, September and December, beginning December 31, 1996, the Borrower shall pay to the Agent an agency fee in the amount specified in such November 16, 1995 side letter. On the last day of each March, June, September and December, beginning March 31, 1996, the Borrower shall pay to the Agent a competitive bid agent fee in the amount specified in such November 16, 1995 side letter. No Bank (other than the Agent) shall be entitled to any portion of the arrangement, agency or competitive bid agent fees.

               Section 2.10 COMPUTATION. Revolving Commitment Fees and interest on Advances, the Swing-Line Loan and the Bid Loans shall be computed on the basis of actual days elapsed and a year of 360 days.

               Section 2.11 PAYMENTS. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 11:00 a.m. (Minneapolis time) on the dates called for under this Agreement and the Revolving Notes to the Agent at its main office in Minneapolis, Minnesota.
Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest and Revolving Commitment Fees by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

               Section 2.12 REVOLVING COMMITMENT ENDING DATE. The "Revolving Commitment Ending Date" is December 27, 2000.

               Section 2.13 USE OF LOAN PROCEEDS. The proceeds of the Loans shall be used for the Borrower's general business purposes (including but not limited to financing acquisitions, refinancing debt and working capital) in a manner not in conflict with any of the Borrower's covenants in this Agreement.

               Section 2.14 INTEREST RATE NOT ASCERTAINABLE, ETC. If, on or prior to the date for determining the Adjusted LIBOR in respect of the Interest Period for any LIBOR Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

               (a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

               (b) the Adjusted LIBOR will not adequately and fairly reflect the cost to such Bank of funding or maintaining LIBOR Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, LIBOR Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Reference Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any LIBOR Advance outstanding at the time such suspension is imposed.

               Section 2.15  INCREASED COST.  If any Regulatory Change:

                    (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its LIBOR Advances, its Revolving Note or its obligation to make LIBOR Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its LIBOR Advances or any other amounts due under this Agreement in respect of its LIBOR Advances or its obligation to make LIBOR Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or

                    (b) shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any LIBOR Advance any such requirement to the extent included in calculating the applicable Adjusted LIBOR) against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office or shall impose on any Bank (or its Applicable Lending Office) or the interbank eurodollar market any other condition affecting its LIBOR Advances, its Revolving Note or its obligation to make LIBOR Advances;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any LIBOR Advance, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Revolving Note, then, within fifteen days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank; provided, however, that the Borrower's liability for additional amounts computed in accordance with this Section shall be neither changed nor waived by the failure to give such notice. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be rebuttable presumptive evidence of the matters stated therein. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

               Section 2.16 ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any LIBOR Advances, such Bank shall notify the Borrower and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, LIBOR Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any LIBOR Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.18.

               Section 2.17 CAPITAL ADEQUACY. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank's capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Revolving Commitment and/or Advances to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within thirty days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be rebuttable presumptive evidence of the matters stated therein. Each Bank shall promptly give the Borrower written notice of any Regulatory Change or other circumstances which may result in increased costs under this Section with respect to that Bank; PROVIDED, HOWEVER, that the Borrower's liability for additional amounts computed in accordance with this Section shall be neither changed nor waived by any failure to give such notice.

               Section 2.18 FUNDING LOSSES; LIBOR ADVANCES. The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry LIBOR Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if a funding of a LIBOR Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4 for any reason (such as the Borrower's refusal to accept the LIBOR Advance) other than a default by such Bank, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a LIBOR Advance, or a conversion pursuant to Section 2.16, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank's request for compensation shall set forth the basis for the amount requested and shall be rebuttable presumptive evidence of the matters stated therein.

               Section 2.19 DISCRETION OF BANKS AS TO MANNER OF FUNDING. Each Bank shall be entitled to fund and maintain its funding of LIBOR Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.18, but excluding determinations that the Agent may elect to make from the Telerate screen) shall be made as if such Bank had actually funded and maintained each LIBOR Advances during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

               Section 2.20  WITHHOLDING TAXES.

               (a) BANKS TO SUBMIT FORMS. Each Bank represents to the Borrower and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent, on or before the Effective Date or the day on which such Bank becomes a Bank by assignment under Section 9.6, duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be received by such Bank hereunder) or Form 4224 (relating to all payments to be received by such Bank hereunder) of the United States Internal Revenue Service. Thereafter and from time to time, each such Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrower or the Agent and
(ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate in such form as is reasonably satisfactory to the Borrower and the Agent to the effect that it is such a United States person.

               (b) INABILITY OF A BANK. If the Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America ("U.S. TAXES") from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

               Section 2.21.  THE SWING-LINE LOAN FACILITY.

               (a) SWING-LINE COMMITMENTS. Upon the terms and subject to the conditions hereof, the Agent, in its capacity as a Bank, agrees, at any time and from time to time from the Closing Date to the Termination Date, to make loans ("Swing-Line Loans") on a revolving credit basis in an aggregate principal amount at any time outstanding not to exceed $10,000,000; PROVIDED, HOWEVER, that the Agent shall not be obligated to make a Swing-Line Loan if, after giving effect to the making of such Swing-Line Loan and any payment of Total Outstandings made directly by the Agent, for the account of the Borrower, from the proceeds of such Swing-Line Loan, the Total Outstandings would exceed the Aggregate Revolving Commitment

Amounts. The Swing-Line Loans shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit 2.21 hereto (the "Swing-Line Note"), shall bear interest on the aggregate unpaid principal balance thereof outstanding from time to time at a fluctuating rate per annum equal to the Reference Rate (as such rate may change from time to time), and shall mature on the Termination Date, when all amounts then outstanding under the Swing-Line Note shall be due and payable in full. Interest on any Swing-Line Loan shall be payable on the last day of each month and at maturity. Principal of any Swing-Line Loan may be prepaid at any time in whole or in part and without premium or penalty of any kind. The Agent, in its capacity as a Bank, is hereby authorized to record the date and amount of each Swing-Line Loan and the date and amount of each payment or prepayment of principal thereof on the schedules annexed to and constituting part of the Swing-Line Note; provided, however that the failure by the Agent to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Swing-Line Note, and, in all events, the principal amounts owing by the Borrower in respect of the Swing-Line Note shall be the aggregate amount of all Swing-Line Loans made by the Agent less all payments of principal thereof made by the Borrower.

               (b) PROCEDURE FOR BORROWING. The Borrower may borrow Swing-Line Loans from the Closing Date to the Termination Date on any Business Day; PROVIDED, that the Borrower shall give the Agent irrevocable notice in writing or orally, which notice must be received by the Agent prior to 2:00 p.m., Minneapolis, Minnesota time, on the requested Borrowing Date, specifying in each case the amount thereof and the requested Borrowing Date. Any written request for a Swing-Line Loan shall be in the form of Exhibit 2.2 and shall be signed by a Financial Officer or a person designated as authorized to make such requests in a writing signed by a Financial Officer. Any oral request for a Swing-Line Loan shall be made by a Financial Officer or a person designated as authorized to make such requests in a writing signed by a Financial Officer and shall be confirmed by a writing in the form of Exhibit 2.2 signed by a Financial Officer or a person designated as authorized to make such requests in a writing signed by a Financial Officer, which written confirmation shall be delivered to the Agent weekly, each Friday (or the next succeeding Business Day, if a Friday is not a Business Day) not later than five Business Days after the date the Swing-Line Loan in question is made. The Revolving Commitments of the Banks shall be suspended from the fifth Business Day after the date the Agent notifies the Borrower that such written confirmation is past due until any such past due written confirmation has been delivered. Each borrowing of Swing-Line Loans shall be in an aggregate principal amount of $100,000 or an integral multiple of $100,000 in excess thereof. Upon receipt of such notice from the Borrower, the Agent will make the requested Swing-Line Loan available to the Borrower on such date by crediting the account of the Borrower on the books of the Agent with the aggregate of such amounts or in such manner as the Borrower may request in writing.

               (c) REFINANCING OF SWING-LINE LOANS BY BANKS. Except as provided in the last sentence of this Section 2.21(c), the Agent, at any time and in its sole discretion, may, upon notice given to each Bank, request that each Bank make a Revolving Loan in an amount equal to its Revolving Percentage of the aggregate unpaid principal amount of any outstanding Swing-Line Loans for the purpose of refinancing such Swing-Line Loans. In such case, each Bank shall, upon receipt of such notice from the Agent, make a Revolving Loan (regardless of noncompliance with subsections 2.2, 3.2 or any other provision of this Agreement) in an amount equal to that Bank's respective Revolving Percentage of the aggregate unpaid principal amount of the outstanding Swing-Line Loans as specified in such notice and make the proceeds of such Revolving Loan available to the Agent, in same day funds, at the office of the Agent specified in such notice, not later than 1:00 P.M. (Minneapolis time) on the Business Day after the date that Bank was notified by the Agent, which payments by the Banks shall be applied by the Agent to the payment of principal of the Swing-Line Loans. In the event that any Bank fails to make the proceeds of its Revolving Loan available to the Agent as provided in this subsection 2.21(c), the Agent shall be entitled to recover such amount on demand from such Bank together with interest at the overnight Federal Funds rate for three Business Days and thereafter at the Reference Rate. Notwithstanding the provisions of this Section 2.21(c) or any other section of this Agreement, no Bank shall be obligated to make a Revolving Loan with respect to any portion of the outstanding Swing-Line Loans that was made available to the Borrower after the Agent's receipt of written notice of the existence, and during the continuation, of an Event of Default (but this sentence shall not limit any Bank's obligations with respect to that portion of any outstanding Swing-Line Loans made available to the Borrower prior to the Agent's receipt of such notice or after any such Event of Default has been cured).

               Section 2.22  THE BID LOAN FACILITY.

               (a) ESTABLISHMENT OF BID LOAN FACILITY. The Banks agree to make available to the Borrower a Bid Loan Facility, pursuant to which the Borrower may, as provided in this subsection 2.22, request the Banks, through the Agent, to make offers to make Bid Loans to the Borrower; PROVIDED, HOWEVER, that a Bank shall not make a Bid Loan if, after giving effect thereto and any payment of Total Outstandings made directly by the Agent, for the account of the Borrower, from the proceeds of such Bid Loan, either: (i) the total unpaid principal amount of all Bid Loans outstanding would exceed $50,000,000; or (ii) the Total Outstandings would exceed the Aggregate Revolving Commitment Amounts.

               (b) BID LOAN TENDER REQUEST NOTICE. When the Borrower wishes to request offers to make Bid Loans, it shall transmit to the Agent written notice in the form attached hereto as Exhibit 2.22(b) (a "Bid Loan Tender Request Notice") so as to be received no later than 10:00 a.m. (Minneapolis time) on or before:

          (x) the second Business Day prior to the date proposed in such Notice for a Bid Loan (the "Bid Loan Borrowing Date"), if the applicable interest rate for the Bid Loan Financing is to be specified as an absolute percentage, or

          (y) the fourth Business Day prior to the proposed Bid Loan Borrowing Date, if the applicable interest rate for the Bid Loan Financing is to be specified as LIBOR plus a specified margin,

in either case specifying:

                    (1) the proposed Bid Loan Borrowing Date, which shall be any Business Day thirty days or more prior to the Termination Date;

                    (2) the aggregate principal amount of the proposed Bid Loan Financing which shall be a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

                    (3) the maturity dates (which shall not exceed four) of such Bid Loans to be made as part of such Bid Loan Financing (each of which maturity dates shall be a Business Day and may not be earlier than the date occurring thirty days after the proposed Bid Loan Borrowing Date or later than the date occurring the earlier of the Termination Date or 180 days after the proposed Bid Loan Borrowing
          Date);

                    (4) whether the interest rate applicable to each Bid Loan should be specified as an absolute percentage or as LIBOR plus a specified margin; and

                    (5) any other terms to be applicable to such Bid Loan Financing.

               Each Bid Loan Tender Request Notice shall be given or signed on behalf of the Borrower by an officer or employee of the Borrower previously identified to the Agent in a writing satisfactory to the Agent as authorized to give Bid Loan Tender Request Notices.

               (c) INVITATION TO TENDER FOR BID LOANS. Promptly upon receipt of each Bid Loan Tender Request Notice and in any event not later than 3:00 p.m. (Minneapolis time) on:

          (x) the second Business Day prior to the proposed Bid Loan Borrowing Date, if the applicable interest rate for the Bid Loan Financing is to be specified as an absolute percentage, or

          (y) the fourth Business Day prior to the proposed Bid Loan Borrowing Date, if the applicable interest rate for the Bid Loan Financing is to be specified as LIBOR plus a specified margin, provided that the aggregate principal amount of the proposed Bid Loan Financing does not exceed the limitations set forth in subsection 2.22(a), the Agent shall send to the Banks by telex or telecopier a notice in the form attached hereto as
Exhibit 2.22(c) (an "Invitation to Tender for Bid Loans") which shall constitute an invitation by the Borrower to each Bank to submit Bid Loan Tenders offering to make Bid Loans to which such Bid Loan Tender Request Notice relates in accordance with subsection 2.22(d) hereof. Each Bid Loan Tender Request Notice shall be irrevocable.

               (d)  SUBMISSION AND CONTENTS OF BID LOAN TENDERS.

                    (1) Each Bank may submit one or more bids (each, a "BID LOAN TENDER") containing an offer or offers to make Bid Loans in response to any Invitation to Tender for Bid Loans. Each Bid Loan Tender must comply with the requirements of this subsection 2.22(d) and must be submitted to the Agent by telephone so as to be received not later than 8:45 a.m. (Minneapolis time) on:

               (x) the proposed Bid Loan Borrowing Date, if the applicable interest rate for the Bid Loan Financing is to be specified as an absolute percentage, or

               (y) the third Business Day prior to the proposed Bid Loan Borrowing Date, if the applicable interest rate for the Bid Loan Financing is to be specified as LIBOR plus a specified margin;

          (whichever of such dates is applicable, the "BID LOAN TENDER DATE") PROVIDED, that if the Agent in its capacity as a Bank shall, in its sole discretion, elect to submit a Bid Loan Tender, it shall submit the same to the Borrower by telephone not later than 8:30 a.m. (Minneapolis time) on the applicable Bid Loan Tender Date. No Bank shall discuss the proposed or actual terms of any Bid Loan Tender with any other Bank before 9:00 a.m. (Minneapolis time) on the applicable Bid Loan Tender Date. Subject to satisfaction of the applicable conditions set forth in subsection 3.2 hereof, any Bid Loan Tender shall be irrevocable prior to 9:30 a.m. (Minneapolis time) on the applicable Bid Loan Tender Date, except (A) with the written consent of the Agent given on the written instructions of the Borrower, and
          (B) except to the extent specifically set forth below in the event of a Partially Accepted Bid.

                    (2)  Each Bid Loan Tender shall specify:

                         (A)  the applicable Bid Loan Borrowing Date;

                         (B) the principal amount of Bid Loans for which each offer is being made for each maturity date, which face amount shall be

               $5,000,000 or an integral multiple of $1,000,000 in excess thereof and may not exceed, in the aggregate as to all such Bid Loans, the principal amount of Bid Loans for which offers were requested (although such Bid Loan Tender may include any number of separate offers to make Bid Loans for the same or different maturity dates at different interest rates, each of which offers shall be capable of acceptance hereunder by the Borrower);

                         (C) either (i) the per annum (based on actual days elapsed and a year of 360 days) fixed interest rate (which shall include any facility or other fee) offered on each such principal amount of Bid Loans (expressed to three decimal places) or (ii) the margin over LIBOR offered on each such principal amount of Bid Loans (expressed to three decimal places), as appropriate; and

                         (D)  the identity of the tendering Bank.

                    (3)  any Bid Loan Tender shall be disregarded that:

                         (A) does not specify all the information required by subsection 2.22(d)(2) hereof;

                         (B) contains qualifying, conditional or similar language;

                         (C) proposes terms other than or in addition to those set forth in the applicable Invitation to Tender for Bid Loans; or

                         (D) is received by the Agent after the time set forth in subsection 2.22(d)(1) hereof on the applicable Bid Loan Tender Date.

               (e) NOTICE TO THE BORROWER. As soon as reasonably practicable, and in no event later than 9:00 a.m. (Minneapolis time) on the applicable Bid Loan Tender Date, the Agent shall notify the Borrower by telephone of the terms of each Bid Loan Tender submitted by a Bank that complies with subsection 2.22(d) hereof.

               (f)  ACCEPTANCE AND REJECTION OF BID LOAN TENDERS.

                    (1) ACCEPTANCE AND NOTICE BY THE BORROWER. As soon as reasonably practicable and in no event later than 9:15 a.m. (Minneapolis time) on the applicable Bid Loan Tender Date, the Borrower shall notify the Agent by telephone of its acceptance or rejection of the offers contained in the Bid Loan Tenders of which it was notified pursuant to subsection 2.22(e) hereof. Such notification from the Borrower shall specify the aggregate principal amount of offers at each interest rate for each maturity date that are accepted.

          The Borrower may accept any of the Bid Loan Tenders in whole or in part; PROVIDED, that:

                         (A) the aggregate principal amount of the Bid Loans in respect of which offers are accepted may not exceed the aggregate principal amount requested in the related Bid Loan Tender Request Notice; and

                         (B) acceptances of Bid Loan Tenders made in response to the same Invitation to Tender for Bid Loans may only be made on the basis of ascending interest rates, PROVIDED THAT each resulting Bid Loan must be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

                    If the Borrower rejects all Bid Loan Tenders, the proposed Bid Loan Financing shall be canceled and the Agent shall give the Banks prompt notice to that effect.

                    If (x) the aggregate principal amount of the Bid Loans offered by the Banks in their Bid Loan Tenders aggregate less than, or
          (y) the Borrower does not accept offers contained in Bid Loan Tenders in an aggregate face amount equal to, the aggregate face amount requested in the related Bid Loan Tender Request Notice (either such event, a "PARTIALLY ACCEPTED BID"), the Banks whose offers are accepted shall have the right (but not the obligation) to revoke those offers as hereinafter set forth. In the event that a Partially Accepted Bid has occurred, the Borrower shall notify the Agent by telephone prior to 9:15 a.m. on the applicable Bid Loan Tender Date of the occurrence and of which Bid Loan Tenders the Borrower accepts. By 9:30 a.m. on the applicable Bid Loan Tender Date, the Agent shall notify by telephone those Banks whose offers have been accepted that a Partially Accepted Bid has occurred, and shall inform those Banks of the sum of the accepted Bid Loan Tenders and whether that Bank's offer or offers have been accepted, and whether in whole or in part, specifying the date, principal amount and maturity date of each Bid Loan to be made by such Bank as part of the applicable Bid Loan Financing and the interest rate applicable to each such Bid Loan to be created by such Bank. Each Bank whose offer has been accepted but which wishes to revoke that offer must do so by informing the Agent by telephone no later than 9:45 a.m. on the applicable Bid Loan Tender Date. The Agent shall then notify the Borrower by telephone of any bids which have been revoked prior to 10:00 a.m. on the applicable Bid Loan Tender Date and shall subsequently notify by telephone those Banks whose bids were accepted and have not been revoked (collectively, the "Second Round Bids") of the sum of the Second Round Bids prior to 10:15 a.m. on the applicable Bid Loan Tender Date. If any Bank whose bid was accepted as part of a Partially Accepted Bid revokes its offer before 9:45 on the applicable Bid Loan Tender

          Date, as described in the second preceding sentence, then each Bank whose bid has not previously been revoked may revoke its Second Round Bid by notifying the Agent by telephone prior to 10:30 a.m. on the applicable Bid Loan Tender Date. If any Second Round Bid is revoked by any Bank, or if the Borrower fails to notify the Agent by 9:15 a.m. on the applicable Bid Loan Tender Date that a Partially Accepted Bid occurred, all Bid Loan Tenders submitted in response to the related Bid Loan Tender Request Notice shall be deemed withdrawn. If any Second Round Bid is revoked, the Agent shall notify the Borrower by telephone prior to 10:45 a.m. on the applicable Bid Loan Tender Date and shall notify those Banks whose offers have not previously been revoked by telephone prior to 11:00 a.m. on the applicable Bid Loan Tender Date.

                    (2) If offers to make Bid Loans are made by two or more of the Banks at the same interest rate for the same maturity date for a greater aggregate face amount of Bid Loans than the amount in respect of which offers to make Bid Loans are accepted at that interest rate for that maturity date, the principal amount of Bid Loans in respect of which such offers are accepted at such interest rate for such maturity date shall be allocated between or among such Banks as nearly as possible PROVIDED THAT each resulting Bid Loan must be in a face amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

                    (3) NOTIFICATION OF BID LOANS TO BANKS. Prior to 9:30 a.m. (Minneapolis time) on the applicable Bid Loan Tender Date, the Agent shall notify by telephone each Bank that has made a Bid Loan Tender whether a Partially Accepted Bid has occurred and whether that Bank's offer or offers have been accepted, and whether in whole or in part, specifying the date, principal amount and maturity date of each Bid Loan to be made by such Bank as part of the applicable Bid Loan Financing and the interest rate applicable to each such Bid Loan to be made by such Bank. Any Bank not receiving such notification by the time indicated in the second preceding sentence may conclusively presume that its offer or offers were not accepted.

               (g) FUNDING OF BID LOANS; NOTES TO EVIDENCE BID LOANS. Upon receipt of the telephonic notification contemplated by subsection 2.22(f)(3) by a Bank whose offer or offers to make a Bid Loan or Bid Loans have been accepted, such Bank shall make the aggregate principal amount of such Bid Loan or Bid Loans available to the Agent for the account of the Borrower in Immediately Available Funds prior to 2:00 p.m., Minneapolis, Minnesota time on the applicable Bid Loan Borrowing Date as the Agent may direct. The amounts so made available to the Agent shall be made available on such date to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent with the aggregate of such amounts in like funds as received by the Agent or in such manner as the Borrower may request in writing. Bid Loans made by a Bank shall be evidenced by a master promissory note of the Borrower in form of Exhibit 2.22(g) hereto (individually, a "Bid Loan Note," and collectively as to all the Banks, the "Bid Loan Notes") payable to the order of such Bank. Promptly after giving the telephonic notifications to the Banks contemplated by subsection 2.22(f)(3), the Agent shall complete and transmit by telecopier to each Bank whose offer or offers have been accepted one or more Bid Loan Schedules, substantially in the form thereof as attached to Exhibit 2.22(g), showing for each such Bid Loan the name of such Bank, the amount of such Bid Loan, the applicable Borrowing Date and maturity date therefor and the interest rate applicable thereto. Each such Bid Loan Schedule shall be attached by such Bank to its applicable Bid Loan Note and shall constitute a part of such Bid Loan Note. Each Bank is hereby authorized to record the date and amount of each payment and prepayment of a Bid Loan on the applicable Bid Loan Schedule attached to its Bid Loan Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on that Bank's Bid Loan Note, and, in all events, the principal amounts owing by the Borrower in respect of a Bid Loan Note held by a Bank shall be the aggregate amount of all Bid Loans made by that Bank less all payments of principal thereof made by the Borrower. Interest on each Bid Loan shall be computed on the basis of actual days elapsed and a year of 360 days and shall be payable: (i) on the maturity date of such Bid Loan; (i) on the date of earlier repayment in full of such Bid Loan; and
(iii) the 90th day after such Bid Loan is made available to the Borrower, if prior to the maturity date of such Bid Loan. Principal of each Bid Loan shall be payable on the maturity date therefor as specified in the applicable Bid Loan Schedule.

               (h) REPAYMENT OBLIGATION OF THE BORROWER; PREPAYMENTS. The Borrower hereby unconditionally agrees to pay to each Bank that has made a Bid Loan the principal amount of such Bid Loan not later than 12:00 noon (Minneapolis time) on the maturity date thereof or such earlier date as may be required pursuant to any other provision of this Agreement. In the absence of instructions from such Bank to the contrary, such payments shall be made by wire transfer of immediately available funds in accordance with the payment instructions set forth in Exhibit 2.22(h), hereto as such instructions may from time to time be changed by written notice from a Bank to the Agent and the Borrower. The Borrower shall have no right to prepay any Bid Loan in whole or in part unless, and then only on the terms, specified by the Borrower in the applicable Bid Loan Tender Request Notice.

               (i) NOTICE OF PAYMENT DEFAULT. Each Bank that has made a Bid Loan pursuant to this subsection 2.22 shall notify the Agent and the Borrower as soon as practicable, and in no event later than 9:00 a.m. (Minneapolis time) on the Business Day immediately following the date payment is due with respect to such Bid Loan pursuant to paragraph (h) of this subsection 2.22, of any failure by the Borrower to remit the amounts payable pursuant to subparagraph (h) of this subsection 2.22, and PROVIDED, HOWEVER, that failure by any Bank to give notice as required by this sentence shall not release the Borrower from, nor have any other effect on, such obligation to remit.

               (j) EFFECT ON COMMITMENTS. Although each Bid Loan shall reduce the amount available to the Borrower in the form of Revolving Loans by the principal amount of such Bid Loan during the period in which said Bid Loan is outstanding, each Bank's obligation to make its Revolving Percentage of any subsequently requested Revolving Loans shall not in any way be affected by that Bank's making of Bid Loans.

               (k) NO PRO RATA SHARING. NO BANK SHALL BE OBLIGATED OR ENTITLED TO PARTICIPATE IN ANY WAY IN ANY BID LOAN MADE BY ANY OTHER BANK.

               (l) ADDITIONAL PAYMENTS. If by reason of (a) any Regulatory Change or (b) compliance by the Bank making a Bid Loan with any direction, request or requirement (whether or not having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board:

                    (1) that Bank shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this subsection 2.22;

                    (2) any reserve, deposit, or capital adequacy or similar requirement is or shall be applicable, imposed or modified in respect of any Bid Loan made by that Bank; or

                    (3) there shall be imposed on that Bank any other condition regarding this subsection 2.22, or any Bid Loan;

and the result of the foregoing is directly or indirectly to increase the cost to that Bank of making or maintaining any Bid Loan, or to reduce the amount receivable in respect thereof by that Bank, or in the case of capital adequacy requirements, the result is to increase the amount of capital required to be maintained by that Bank with respect to any Bid Loan above the amount of capital which would otherwise be required to be maintained by that Bank with respect thereto (taking into account such Bank's internal policies and practices with respect to capital maintenance as of the date hereof), then and in any such case such Bank may, at any time within a reasonable period after the additional cost is incurred or additional capital is required or the amount received is reduced, notify the Borrower, and the Borrower shall pay on demand such amounts as such Bank may specify to be necessary to compensate such Bank for such additional cost or additional capital or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Reference Rate. The determination by any Bank of any amount due pursuant to this subsection 2.22(l) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall be rebuttable presumptive evidence of the matters stated therein. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this subsection, will give prompt written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower' obligations to pay additional amounts pursuant to this subsection.

               (m) INDEMNIFICATION AND EXCULPATION OF THE BID LOAN BANKS. In addition to amounts payable as elsewhere provided in this subsection 2.22, the Borrower hereby agrees to protect, indemnify, pay and save each Bank that makes a Bid Loan harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which that Bank may incur or be subject to as a consequence, direct or indirect, of the making of the Bid Loan, other than as a result of the gross negligence or willful misconduct of that Bank as determined by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, no Bank shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and making of any such Bid Loan, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Bid Loan or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or other handling of any document related to any such Bid Loan or of the proceeds thereof; and (vi) for any consequences arising from causes beyond the control of that Bank. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Bank under or in connection with the Bid Loans made by it or the related documents, if taken or omitted in good faith, shall not put that Bank under any resulting liability to any Borrower. The Borrower further agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of a default by any of the Borrower in borrowing a Bid Loan after the Borrower has given notice of its acceptance of a Bid Loan Tender as provided in the last paragraph of subsection 2.22(f)(1) or in the event of any prepayment of a Bid Loan on a day which is not a maturity date therefor, including, but not limited to, any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Bid Loans hereunder and any loss or expense incurred in liquidating or redeploying deposits from which such funds were obtained. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.


                                  ARTICLE III

                             CONDITIONS PRECEDENT

               Section 3.1 CONDITIONS OF INITIAL TRANSACTION. The making of the initial Revolving Loans shall be subject to the prior or simultaneous fulfillment of the following conditions:

                    3.1(a) DOCUMENTS. The Agent shall have received the following in sufficient counterparts (except for the Notes) for each Bank:

               (i) A Revolving Note drawn to the order of each Bank executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

               (ii) A Bid Loan Note drawn to the order of each Bank executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

               (iii) The Swing-Line Note drawn to the order of the Agent executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

               (iv) A copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

               (v) An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Loan Documents and to request Bid Loans, Revolving Loans and Swing-Line Loans and conversions and continuations of Advances hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

               (vi) A copy of the Certificate of Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than fifteen days prior to the Closing Date.

               (vii) A long-form certificate of good standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date not more than fifteen days prior to the Closing Date.

               (viii) A copy of the bylaws of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

               (ix) A certificate dated the Closing Date of the chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in Sections 3.2 (a) and 3.2 (b) below.

                    3.1(b) OPINION. The Borrower shall have requested Jon J. Solberg, Esq., its Corporate Counsel, to prepare a written opinion, addressed to the Banks and dated the Closing Date, covering the matters set forth in Exhibit
3.1 hereto, and such opinion shall have been delivered to the Agent in sufficient counterparts for each Bank.

                    3.1(c) COMPLIANCE. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

                    3.1(d) OTHER MATTERS. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent's special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

                    3.1(e) FEES AND EXPENSES. The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2.

               Section 3.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Banks to make any Loans hereunder (including the initial Bid Loans, Revolving Loans and Swing-Line Loans) shall be subject to the fulfillment of the following conditions:

                    3.2(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Loan, with the same force and effect as if made on such date.

                    3.2(b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Loan or will exist after giving effect to the Loans made on such date so issued.

                    3.2(c) NOTICES AND REQUESTS. The Agent shall have received the Borrower's request for such Loans as required under Section 2.2,
          2.21 or 2.22, as appropriate.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

               To induce the Banks to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Banks:

               Section 4.1. ORGANIZATION, STANDING, ETC. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to do business in every jurisdiction where the nature of the business requires it to be so qualified and where failure to do so might materially affect its business or properties, or the validity or enforceability of the Loan Documents. Borrower has full corporate power and authority to carry on its business as presently conducted and has complied with all applicable laws and regulations in the conduct of its business.

               Section 4.2.  AUTHORIZATION AND VALIDITY; NO CONFLICT.
Borrower's execution, delivery and performance of this Agreement, the Loan Documents contemplated hereby and each other instrument and document to be delivered by Borrower hereunder: (a) are within Borrower's corporate power; (b) have been duly authorized by all necessary or proper corporate action; (c) do not or will not conflict with or result in a breach of or a default under (i) any provision of law, (ii) Borrower's certificate of incorporation or bylaws,
(iii) any court or administrative regulation, order or ruling to which Borrower or its property is subject or (iv) any contract, agreement, instrument, indenture, decree, injunction, order or judgment to which Borrower is a party or by which its property is bound; and (d) do not require the order, consent or approval of, or registration with, any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to the Agent.

               Section 4.3. ENFORCEABILITY OF AGREEMENTS AND LOAN DOCUMENTS. This Agreement has been duly executed and delivered by Borrower and is a valid and binding agreement of Borrower enforceable in accordance with its terms. Each Note, upon delivery to the Agent, will have been duly executed and delivered by Borrower and will constitute a valid and binding obligation of the Borrower enforceable against Borrower in accordance with its terms.

               Section 4.4. NO DEFAULT. Borrower is not in default under any loan agreement, indenture or other contract or agreement to which it is a party or by which its property is bound.

               Section 4.5. FINANCIAL STATEMENTS AND CONDITION. The Borrower's audited consolidated financial statements as at December 31, 1994 and its unaudited financial statements as at October 7, 1995, as heretofore furnished to the Agent, have been prepared in accordance with GAAP on a consistent basis (except for year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 1994, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

               Section 4.6. ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets.

               Section 4.7. REGULATION U. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower. None of the proceeds of the Loans hereunder will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation U of the Board.

               Section 4.8. TAXES. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary, or any basis therefor.

               Section 4.9. LEGAL REQUIREMENTS. To the best of its knowledge, the Borrower and each of its Subsidiaries is in compliance with all applicable laws, statutes, ordinances, decrees, requirements, orders, judgments, rules, regulations of, and the terms of any license or permit issued by, any governmental authority, the failure to comply with which might have a material adverse effect on the Borrower or such Subsidiary.

               Section 4.10. LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, or on the ability of the Borrower to perform its obligations under this Agreement.

               Section 4.11. ENVIRONMENTAL, HEALTH AND SAFETY LAWS. To the best knowledge of the Financial Officers of the Borrower, there does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

               Section 4.12. INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

               Section 4.13. PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               Section 4.14.  RETIREMENT BENEFITS.  Except as required under
Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

               Section 4.15. FULL DISCLOSURE. Subject to the following sentence, neither the financial statements referred to in Section 4.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Agent or the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

               Section 4.16 TITLE TO PROPERTY; LEASES; LIENS; SUBORDINATION. Each of the Borrower and the Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower and its Subsidiaries in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business and minor defects in title that do not interfere with the Borrower's and its Subsidiaries' use and proposed use of such properties). None of such properties is subject to a Lien, except as allowed under Section 6.3. The Borrower has not subordinated any of its rights under any obligation for borrowed money owing to it to the rights of any other person, except that certain loans to customers that do not evidence or replace accounts receivable, in an aggregate amount that does not exceed $30,000,000, may be subordinated to the claims of other lenders to such customers.

               Section 4.17 TRADEMARKS, PATENTS. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

               Section 4.18 BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or such Subsidiary or on the ability of the Borrower or any Subsidiary to carry out its obligations under any Loan Document.

               Section 4.19 FORCE MAJEURE. Since the date of the most recent audited financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

               Section 4.20 SUBSIDIARIES. Exhibit 4.20 sets forth as of the date of this Agreement a list of all Subsidiaries and the percentage of the shares of each class of capital stock or percentage of general and limited partnership interests owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation or organization of each Subsidiary.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

               Until any obligation of the Banks hereunder to make the Revolving Loans and the Swing-Line Loans shall have expired or been terminated and the Bid Loan Notes, the Revolving Notes, the Swing-Line Note and all of the other Obligations have been paid in full, unless the Majority Banks shall otherwise consent in writing:

               Section 5.1. FINANCIAL STATEMENTS. Borrower shall deliver to the Banks:

                    5.1(a) As soon as available and in any event within 110 days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and its consolidated Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Ernst & Young or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Majority Banks.

                    5.1(b) As soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower, unaudited consolidated statements of income and stockholder's equity for the Borrower and its Subsidiaries for such quarter and cash flow for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form income and cash flow for the corresponding period for the preceding fiscal year, and a consolidated balance sheet of the Borrower as of the end of the preceding fiscal year, accompanied by a certificate signed by a Financial Officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and its Subsidiaries and that the same have been prepared in accordance with GAAP.

                    5.1(c) As soon as practicable and in any event within 60 days after the end of each fiscal quarter of the Borrower, a compliance certificate signed by a Financial Officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.4 through 6.6 as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.


                    5.1(d) As soon as practicable and in any event within 90 days after the beginning of each fiscal year of the Borrower, consolidated statements of forecasted income, forecasted cash flow and forecasted changes in stockholders' equity and a forecasted balance sheet of the Borrower and the Subsidiaries for such fiscal year, together with supporting assumptions.

                    5.1(e) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

                    5.1(f) Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

                    5.1(g) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

                    5.1(h) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request.

               Section 5.2. CORPORATE EXISTENCE. The Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

               Section 5.3. INSURANCE. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

               Section 5.4. PAYMENT OF TAXES AND CLAIMS. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

               Section 5.5. BOOKS AND RECORDS. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

               Section 5.6. COMPLIANCE. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower or such Subsidiary and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

               Section 5.7. NOTICE OF LITIGATION. The Borrower will give prompt written notice to the Agent of the commencement of (a) any action, suit or proceeding before any court in which the uninsured damages claimed exceed $2,000,000 or (b) any action, suit or proceeding before any other governmental department, board, agency or other instrumentality or before an arbitrator affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement, stating the nature and status of such action, suit or proceeding.

               Section 5.8. ERISA. The Borrower will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code in an amount in excess of $1,000,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan, in an amount in excess of $1,000,000 for all Plans, or (c) fail to make any payments to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto in an amount in excess of $1,000,000. The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in
Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets.

               Section 5.9. ENVIRONMENTAL MATTERS; REPORTING. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

               Section 5.10. INSPECTION. The Borrower shall permit any Person designated by the Agent or any Bank to visit and inspect any of the financial records of the Borrower and the Subsidiaries, to examine the financial records of the Borrower and the Subsidiaries, to make copies of all records of the Borrower and the Subsidiaries relating to the Loan Documents, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or any Bank may designate. So long as no Event of Default exists, the expenses of the Agent or the Banks for such visits, inspections and examinations shall be at the expense of the Agent or the Banks, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

               Section 5.11 MAINTENANCE OF PROPERTIES. The Borrower will maintain, and cause each Subsidiary to maintain (except to the extent a landlord of the Borrower or a Subsidiary is required to maintain), its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

               Until any obligation of the Banks hereunder to make the Revolving Loans and the Swing-Line Loans shall have expired or been terminated and the Bid Loan Notes, the Revolving Notes, the Swing-Line Note and all of the other Obligations have been paid in full, unless the Majority Banks shall otherwise consent in writing:

               Section 6.1. RESTRICTIONS ON FUNDAMENTAL CHANGES. The Borrower will not, and will not permit any Subsidiary to:

                    6.1(a) engage in any business activities or operations substantially different from or unrelated to those in which it is engaged on the Closing Date;

                    6.1(b) enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for the merger of any Subsidiary with and into the Borrower or any other Subsidiary, or for any merger or consolidation to effectuate an acquisition permitted by Section 6.1(d), as long as the Borrower or a wholly-owned Subsidiary of the Borrower is the surviving corporation;

                    6.1(c) convey, sell, lease, transfer or otherwise dispose of (or enter into any commitment to convey, sell, lease, transfer or otherwise dispose of), in one or more transactions, all or any part of its business or assets, whether now owned or hereafter acquired, other than the sale of inventory in the ordinary course of business, except the Borrower and its Subsidiaries may dispose of any of their respective assets as long as the aggregate book value of all assets disposed of by the Borrower and its Subsidiaries in any fiscal year of the Borrower does not exceed $25,000,000;

                    6.1(d) acquire by purchase or otherwise all or substantially all the business or property of, or stock or other evidence of beneficial ownership of, any Person, if the aggregate amount of the Borrower's investment (including the amount of Indebtedness incurred) in connection with all such acquisitions entered into in any fiscal year of the Borrower would exceed $125,000,000;

                    6.1(e) enter into any partnership, joint venture or other combination with any other Person, if (A) the amount of the Borrower's investment (including the amount of any Indebtedness incurred) in connection with any such combination would exceed twenty percent (20%) of Borrower's Net Worth as of the end of its most recently completed fiscal year, or (B) the aggregate amount of the Borrower's investments (including the amount of any Indebtedness incurred) in connection with all such combinations entered into after the Closing Date would exceed thirty percent (30%) of Borrower's Net Worth as of the end of its most recently completed fiscal year; or

                    6.1(f) own (in the case of all Subsidiaries, other than the Guarantor Subsidiaries, if any), in the aggregate, more than twenty-five percent (25%) of the consolidated assets of the Borrower and its Subsidiaries.

               Section 6.2. ACCOUNTING CHANGES. The Borrower will not, and will not permit any Subsidiary to, make any change in accounting treatment or reporting practices, except as required by GAAP, that would have a significant effect on any determination made or required to be made hereunder, or change its fiscal year or the fiscal year of any Subsidiary.

               Section 6.3. LIENS. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower, except:

                    6.3(a) Liens granted to the Banks or to the Agent for the benefit of the Banks.

                    6.3(b) Liens existing on the date of this Agreement disclosed on Schedule 6.3 hereto, and Liens securing any extension or refinancing thereof that do not secure Indebtedness in an amount greater than the amount secured by such Liens, or cover any property other than the property subject to such Liens, in each case immediately prior to such extension or refinancing.

                    6.3(c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower.

                    6.3(d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

                    6.3(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

                    6.3(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

                    6.3(g) Liens arising solely by virtue of any statutory or common law provision relating to buyer's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED THAT (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower to provide collateral to the depository institution.

                    6.3(h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

                    6.3(i) The interest of any lessor under any capitalized lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, such Liens are limited to the property acquired and do not secure Indebtedness other than the related capitalized lease obligations or the purchase price of such property.

                    6.3(j) Liens securing other Indebtedness of the Borrower, provided the aggregate principal amount of Indebtedness secured by Liens permitted under Sections 6.3(b), 6.3(i) and this Section 6.3(j) does not at any time exceed twenty five percent (25%) of the Borrower's Indebtedness.

               Section 6.4. NET WORTH. Not at any time permit Net Worth to be less than the sum of (i) $100,000,000 PLUS (ii) twenty-five percent of the Borrower's consolidated net income for each fiscal year ended after October 7, 1995, if positive, PLUS (iii) one hundred percent of the amount added to Net Worth of the Borrower as a result of the issuance and sale by the Borrower of additional shares of its capital stock after the Closing Date.

               Section 6.5. LEVERAGE RATIO. Not at any time permit the Leverage Ratio to exceed 0.60 to 1.00.

               Section 6.6. INTEREST COVERAGE RATIO. Not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 1.25 to 1.00.

               Section 6.7. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

               Section 6.8. RESTRICTED PAYMENTS. The Borrower will not, and will not permit any Subsidiary to, make any Restricted Payments, except that:

               (a) the Borrower and any wholly-owned Subsidiary may declare and make dividend payments or other distributions payable solely in its common stock;

               (b) any Subsidiary may pay cash dividends to the Borrower; and

               (c) the Borrower may declare or pay cash dividends to its shareholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants or options to acquire any such shares for cash PROVIDED that, before and immediately after giving effect to such action, no Default or Event of Default exists or would exist; and PROVIDED FURTHER that the aggregate of all cash paid by the Borrower pursuant to this clause 6.8(c) may not exceed the sum of (i) $50,000,000 PLUS (ii) seventy-five percent of the Borrower's consolidated net income for each fiscal year ended after October 7, 1995, if positive.

                                  ARTICLE VII

                        EVENTS OF DEFAULT AND REMEDIES

               Section 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

                    7.1(a) Borrower shall fail to pay when due any amounts required to be paid to the Agent or any Bank pursuant hereto.

                    7.1(b) Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.2 or any Section of Article VI of this Agreement on its part to be performed or observed.

                    7.1(c) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for fifteen calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Agent or the Banks, (ii) the date the Borrower should have given notice of such failure to the Agent or the Banks pursuant to Section 6.1, or (iii) the date the Agent or the Majority Banks gives notice of such failure to the Borrower.

                    7.1(d) This Agreement shall, at any time after the execution and delivery hereof, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny that it has any or further liability or obligation under this Agreement.

                    7.1(e) Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to the Banks or the Agent pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

                    7.1(f) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

                    7.1(g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.

                    7.1(h) Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 45 days undismissed.

                    7.1(i) A judgment or judgments for the payment of money in excess of the sum of $10,000,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

                    7.1(j) The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed "material" if it exceeds $5,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 11(j) has occurred.

                    7.1(k) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

                    7.1(l) One or more ERISA Events shall occur and, in connection therewith, the Borrower shall be obligated to make aggregate payments in excess of $5,000,000.

                    7.1(m)  A Change of Control shall occur.

               Section 7.2  REMEDIES.   If (a) any Event of Default described in
Sections 7.1(f), (g) or (h) shall occur with respect to the Borrower , the Revolving Commitments shall automatically terminate and the Bid Loan Notes, the Revolving Notes, the Swing-Line Note and all other Obligations shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may, and upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall, take any of the following actions so requested: (i) declare the Revolving Commitments terminated, whereupon the Revolving Commitments shall terminate and (ii) declare the outstanding unpaid principal balance of the Bid Loan Notes, the Revolving Notes, the Swing-Line Note, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Bid Loan Notes, the Revolving Notes, the Swing-Line Note, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

               Section 7.3  OFFSET.  In addition to the remedies set forth in
Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank and any Affiliate thereof to set off any Obligations owed to such Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, such Bank or any Affiliate thereof. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its or its Affiliate's exercise of such setoff right;

provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank or any Affiliate thereof to all rights of banker's Lien, setoff and counterclaim available pursuant to law.

                                  ARTICLE VIII

                                    THE AGENT

               The following provisions shall govern the relationship of the Agent with the Banks.

               Section 8.1 APPOINTMENT AND AUTHORIZATION. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.

               Section 8.2 NOTE HOLDERS. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

               Section 8.3 CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

               Section 8.4 LOAN DOCUMENTS. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

               Section 8.5 FIRST BANK AND AFFILIATES. With respect to its Revolving Commitment and the Revolving Loan made by it, First Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and First Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

               Section 8.6 ACTION BY AGENT. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

               Section 8.7 CREDIT ANALYSIS. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

               Section 8.8 NOTICES OF EVENT OF DEFAULT, ETC. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks.

               Section 8.9 INDEMNIFICATION. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's share of the aggregate Revolving Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

               Section 8.10 PAYMENTS AND COLLECTIONS. All funds received by the Agent prior to the termination of the Revolving Commitments in respect of any payments made by the Borrower on the Revolving Notes or Revolving Commitment Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Revolving Percentage. After termination of the Revolving Commitments, all funds received by the Agent or any of the Banks (except funds received by any Bank as a result of a purchase pursuant to the provisions of subsection 8.11 hereof) shall be remitted to the Agent if received by any Bank and applied by the Agent in the following manner and order:

               (a) first, to reimburse the Agent and the Banks for any expenses due from the Borrower pursuant to the provisions of subsection 9.6 hereof;

               (b) second, to the payment to the Agent, of the outstanding principal balance of, and accrued but unpaid interest on, any outstanding Swing-Line Loans;

               (c) third, to the payment to each Bank of accrued and unpaid interest on the outstanding Loans and fees, ratably in the proportion which the aggregate accrued and unpaid interest on the outstanding Loans and fees payable to such Bank bears to the aggregate accrued and unpaid interest on all outstanding Loans and fees payable to any and all of the Banks;

               (d) fourth, to the payment to each Bank of the outstanding unpaid principal balance of the Loans, ratably in accordance with the proportion which the Loans payable to each Bank have to the Total Outstandings, in such order as the Agent in its sole discretion may determine; and

               (e) fifth, to the payment to each Bank and the Agent of any other amount owing under this Agreement or any of the Loan Documents.

               Section 8.11 SHARING OF PAYMENTS. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise,

          (i) in respect of the Revolving Notes, or

          (ii) in respect of the Bid Loan Notes at any time after termination of the Revolving Commitments,

in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Revolving Notes or Bid Loan Notes held by such other Banks, as appropriate, as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing

Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

               Section 8.12 ADVICE TO BANKS. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

               Section 8.13 RESIGNATION. If at any time First Bank shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent.

                                   ARTICLE IX

                                  MISCELLANEOUS

               Section 9.1 MODIFICATIONS. Any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, PROVIDED the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Majority Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

                    9.1(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of all the Banks; or

                    9.1(b) Increase the amount or extend the time of any Revolving Commitment of any Bank, without the consent of all the Banks, or increase the amount or extend the time of the Swing-Line Loan Facility, without the consent of the Agent and all the Banks; or

                    9.1(c) Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of all the Banks; or

                    9.1(d) Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Banks; or

                    9.1(e) Amend the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

                    9.1(f)  Amend any of the foregoing Sections 9.1 (a) through
          (e) or this Section 9.1 (f) without the consent of all the Banks; or

                    9.1(g) Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent.

               Section 9.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney P.L.L.P., counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

               Section 9.3 WAIVERS, ETC. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

               Section 9.4 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

               Section 9.5 TAXES. The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

               Section 9.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS; FOREIGN AND PURCHASING BANKS.

               (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Agent, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

               (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Revolving Loan, Bid Loan or other Obligation owing to such Bank, any Revolving Note or Bid Loan Note held by such Bank, and any Revolving Commitment of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, (i) such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note or Bid Loan Note for all purposes under this Agreement, (iv) the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and
(v) the agreement pursuant to which such

Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, PROVIDED that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a) - (c) without the prior consent of such Participant. The Borrower agrees that if amounts outstanding under this Agreement, the Revolving Notes, the Bid Loan Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note, Bid Loan Note or other Loan Document; PROVIDED, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 8.11. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.14, 2.15, 2.16, 2.17, 2.18 and 9.2 with respect to its participation in the Revolving Commitments and the Revolving Loans; PROVIDED, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

               (c) Each Bank may, from time to time, with the consent of the Agent and the Borrower (neither of which consents shall be unreasonably withheld), assign to other lenders ("ASSIGNEES") part of the Indebtedness evidenced by any Revolving Note then held by that Bank, together with an equivalent proportion of its Revolving Commitments, then held by that Bank, pursuant to written agreements executed by such assigning Bank, such Assignee(s), the Borrower and the Agent in substantially the form of Exhibit 9.6, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes which is to be assigned to each Assignee and the portion of the Revolving Commitments of such Bank to be assumed by each Assignee (each, an "Assignment Agreement"); PROVIDED, HOWEVER, that unless the Agent otherwise consents, (i) the amount of the Revolving Commitment of the assigning Bank being assigned pursuant to each such assignment, and the amount of the Revolving Commitment (if any) retained by the assigning Bank (determined in each case as of the effective date of the relevant Assignment Agreement), shall each in no event be less than $5,000,000, (ii) the amount of Revolving Commitment assigned to each Assignee (determined in each case as of the effective date of the relevant Assignment Agreement) shall be an integral multiple of $1,000,000 and (iii) the assigning Bank must pay to the Agent a processing and recordation fee of $2,500. Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Borrower and the Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrower of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a "Bank" for all purposes of this Agreement with a Revolving Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding the portion of its Revolving Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Agent the Revolving Note a portion of which is being assigned, and the Borrower shall execute and deliver a Revolving Note to the Assignee in the amount of its Revolving Commitment, and a new Revolving Note to the assigning Bank in the amount of its Revolving Commitment after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Revolving Notes" for all purposes of this Agreement and of the other Loan Documents

               (d) The Borrower shall not be liable for any costs incurred by the Banks in effecting any participation or assignment under subparagraphs (b) or (c) of this subsection.

               (e) Each Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Bank's possession concerning the Borrower or any of its Subsidiaries which has been delivered to such Bank by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Borrower or any of its Subsidiaries in connection with such Bank's credit evaluation of the Borrower or any of its Subsidiaries prior to entering into this Agreement, PROVIDED that prior to disclosing such information, such Bank shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 9.7 and the Confidentiality Agreement in connection with such Bank's receipt from the Agent of the Information Memorandum regarding the Borrower.

               Section 9.7 CONFIDENTIALITY OF INFORMATION. Each Bank will comply with the terms of the Confidentiality Agreement in connection with its receipt from the Agent of the Information Memorandum regarding the Borrower.
The Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Notes or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation or judicial process, the opinion of such Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section 9.7.

               Section 9.8 GOVERNING LAW AND CONSTRUCTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

               Section 9.9 CONSENT TO JURISDICTION. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN OR RAMSEY COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

               Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER , THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

               Section 9.11 SURVIVAL OF AGREEMENT. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitments have not been terminated; provided, however, that the obligations of the Borrower under Section 9.2, 9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Revolving Commitments.

               Section 9.12 INDEMNIFICATION. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

                    (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

                    (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person under or with respect to any Loan Document or any such credit, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses: (i) resulting from such Indemnitee's gross negligence or willful misconduct; or (ii) relating to any Bank's claims against such Indemnitee. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

               This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section.
The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

               Section 9.13 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

               Section 9.14 ENTIRE AGREEMENT. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

               Section 9.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

               Section 9.16 BORROWER ACKNOWLEDGEMENTS. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

             THE REMAINING OF THIS PAGE IS INTENTIONALLY LEFT BLANK

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                         NASH-FINCH COMPANY



                                         By /s/ Robert F. Nash
                                           ----------------------------------
                                              Robert F. Nash
                                              Treasurer and Vice President
Address for Borrower:
7600 France Avenue South
Minneapolis, Minnesota 55435
Attention:  Ms. Suzanne Allen
Telecopier No:  (612)844-1239


                       SIGNATURE PAGE TO CREDIT AGREEMENT

REVOLVING COMMITMENT
AMOUNT:
$30,000,000                              FIRST BANK NATIONAL ASSOCIATION,
                                         As a Bank and as Agent



                                         By /s/ Mark R. Olmon
                                           ----------------------------------
                                              Mark R. Olmon
                                              Vice President

                                         Address:
                                         First Bank Place
                                         601 Second Avenue South
                                         Minneapolis, MN 55402-4302
                                         Attention: Mark R. Olmon,  MPFP 0702
                                         Telecopier No: (612) 973-0825

                       SIGNATURE PAGE TO CREDIT AGREEMENT

$20,000,000                              NORWEST BANK MINNESOTA,
                                         NATIONAL ASSOCIATION



                                         By /s/ Jeffrey S. Sjolander
                                           ----------------------------------
                                            Jeffrey S. Sjolander
                                            Vice President

                                         Address:
                                         Bloomington Office
                                         7900 Xerxes Avenue South
                                         Bloomington, MN 55431-2206
                                         Attention:  Jeffrey S. Sjolander
                                         Telecopier No:  (612) 830-8924

                       SIGNATURE PAGE TO CREDIT AGREEMENT

$20,000,000                              PNC BANK, NATIONAL ASSOCIATION



                                         By /s/ Karen C. Brogan
                                           ----------------------------------
                                            Karen C. Brogan
                                            Commercial Banking Officer

                                         Address:
                                         500 W. Madison Street
                                         Suite 3140
                                         Chicago, IL 60661
                                         Attention:  Karen C. Brogan
                                         Telecopier No:  (312) 906-3420

                       SIGNATURE PAGE TO CREDIT AGREEMENT

$15,000,000                              MITSUBISHI BANK, LIMITED
                                         CHICAGO BRANCH



                                         By /s/ Jeffrey R. Arnold
                                           ----------------------------------
                                            Jeffrey R. Arnold
                                            Vice President

                                         Address:
                                         5100 Norwest Center
                                         90 South Seventh Street
                                         Minneapolis, MN 55402-4222
                                         Attention:  Jeffrey R. Arnold
                                         Telecopier No:  (612) 333-3735

                       SIGNATURE PAGE TO CREDIT AGREEMENT

$15,000,000                              WACHOVIA BANK OF GEORGIA, N.A.



                                         By /s/ Terry L. Akins
                                           ----------------------------------
                                            Terry L. Akins
                                            Senior Vice President

                                         Address:
                                         191 Peachtree Street N. E., 28th Floor
                                         Atlanta, GA 30303
                                         Attention:  Terry L. Akins
                                         Telecopier No:  (404) 332-6898

                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                                                     EXHIBIT 1.1
                                                             TO CREDIT AGREEMENT

                                 REVOLVING NOTE

$[            ]                                                December 27, 1995
                                                          Minneapolis, Minnesota

               FOR VALUE RECEIVED, NASH-FINCH COMPANY, a Delaware corporation,
hereby promises to pay to the order of [              ]  (the "Bank") at the
main office of First Bank National Association in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Revolving Commitment Ending Date, the principal amount of [
          ] AND NO/100 DOLLARS ($[                        .00]) or, if less, the
aggregate unpaid principal amount of all Advances made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

          This note is one of the Revolving Notes referred to in the Credit Agreement dated as of December 27, 1995 (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank and the other banks named therein. This note is subject to certain permissive prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

          In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

          THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.


                                         NASH-FINCH COMPANY

                                         By
                                           ----------------------------------
                                              Robert F. Nash
                                              Treasurer and Vice President


                                       1-1

                                                                     EXHIBIT 2.2




                              FORM OF LOAN REQUEST

                                                     _____________________, 199_


First Bank National Association,
          as Agent
First Bank Place
601 Second Avenue South
Minneapolis, MInnesota 55402-4302


Ladies and Gentlemen:


               Reference is made to the Credit Agreement (the "Agreement") dated as of December 27, 1995, among Nash-Finch Company, certain Banks and First Bank National Association as Agent for the Banks (as the same may be amended, supplemented or modified, the "Agreement").

          Pursuant to the Agreement, the undersigned Financial Officer of the Borrower hereby certifies as follows:

          1. All of the representations and warranties of the Borrower that were made in connection with the Agreement and the Loan Documents, including but not limited to the Notes executed thereunder, are true and correct as of the date hereof to the same extent as if made and given on the date hereof. All conditions and covenants to the Agreement have been satisfied or complied with.

          2.   No Default or Event of Default exists on the date hereof.

          3. There has been no material adverse change in the condition, financial or otherwise, of any of the Borrowers or its Subsidiaries.

                                      2.2-1

          [ ] The Borrower hereby requests that on _____________, 199__, the Banks (make, continue or convert) a (LIBOR Advance or Reference, Rate Advance) to the Borrower in the principal amount of ______________ dollars ($ ____ ), which Loan constitutes all or part of Revolving Loan. If the request relates to a LIBOR Advance, the Borrower agrees that it be (made, continued, converted) for the following Interest Period: ___________________.

          [  ] The Borrower hereby requests that on _______, 199_ the Agent make
a Swing-Line Loan in the principal amount of ______________    dollars ($
__________).

          [ ] The Borrower hereby confirms that on _______, 199_, _______, 199_ and _______, 199_, the Borrower requested that the Agent make Swing-Line
Loan(s) in the principal amount of ______________    dollars ($ __________), =
______________ dollars ($ __________) and  ______________    dollars ($
__________).

                                        Very truly yours,





                                        NASH-FINCH COMPANY


                                        By:____________________________
                                        Name:__________________________
                                        Title: __________________________

                                      2.2-2

                                                                    EXHIBIT 2.21
                                                             TO CREDIT AGREEMENT
                                 SWING-LINE NOTE

$10,000,000.00                                                 December 27, 1995
                                                          Minneapolis, Minnesota

          FOR VALUE RECEIVED, NASH-FINCH COMPANY, a Delaware corporation, hereby promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Bank") at the main office of First Bank National Association in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the dates set forth in the Credit Agreement, but in any event no later than the Revolving Commitment Ending Date, the principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or, if less, the aggregate unpaid principal amount of all Swing-Line Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

          This note is the Swing-Line Note referred to in the Credit Agreement dated as of December 27, 1995 (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank and the other banks named therein. This note is subject to certain permissive prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

          In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

          THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                        NASH-FINCH COMPANY


                                        By
                                          ----------------------------------
                                           Robert F. Nash
                                           Treasurer and Vice President

                                     2.21-1

                                                              EXHIBIT 2.22(b) TO
                                                                CREDIT AGREEMENT


                    [FORM OF BID LOAN TENDER REQUEST NOTICE]

                         BID LOAN TENDER REQUEST NOTICE

                                     [Date]



To:            First Bank National Association (the "Agent")

From:          Nash-Finch Company (the "Borrower")

Re: Credit Agreement (the "Agreement") dated as of December 27, 1995 among the Borrower, the Banks named therein and the Agent



          We hereby give notice pursuant to subsection 2.22(b) of the Agreement that we propose a Bid Loan Financing as follows:

Bid Loan Borrowing Date:

                         Aggregate Principal Amount of Loans
MATURITY DATES (not more than four)                    FOR EACH MATURITY DATE*

                                                                               $







                                                                  **____________

                                    2.22(b)-1

Interest to be:     ___  at a margin over LIBOR, or
                    ___  at a fixed rate.


          We confirm that at the date hereof the applicable conditions precedent set forth in subsections 2.22 and 3.2 of the Agreement relating to, or to be satisfied by, the Borrower are satisfied as of the date hereof.

                                        NASH-FINCH COMPANY

                                        By:____________________________
                                        Name:__________________________
                                        Title: __________________________


* Aggregate face amount of all Bid Loans for each maturity date may not be less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof.

** Aggregate face amount of all Bid Loans may not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

                                    2.22(b)-2

                                                              EXHIBIT 2.22(c) TO
                                                                CREDIT AGREEMENT


                  [FORM OF INVITATION TO TENDER FOR BID LOANS]

                    First Bank National Association
                    First Bank Place
                    601 Second Avenue South
                    Minneapolis, Minnesota 55402-4302


To:            [Name of Addressee Bank]

Re:            Invitation to Tender for Bid Loans to Nash-Finch Company (the
               "Borrower")


          Pursuant to Subsection 2.22 of the Credit Agreement (the "Agreement") dated as of December 27, 1995 among the Borrower, the Banks named therein and ourselves as Agent, we are pleased to invite you on behalf of the Borrower to tender for some or all of the Bid Loans proposed to be made to the Borrower upon the following terms:

Bid Loan Borrowing Date: ____________

                    Principal Amount of Loans
Maturity Date       for each Maturity Date*
-------------       -------------------------
                         $

Interest to be:     ___  at a margin over LIBOR, or
                    ___  at a fixed rate.

                                    2.22(c)-1

          All bids made in response to this invitation must comply with the provisions of Subsection 2.20 of the Agreement and be submitted to the Agent by telephone so as to be received by the Agent no later than 8:45 a.m. (Minneapolis time) on the applicable Bid Loan Tender Date at one of the following telephone numbers:

                    (612) 973-
                    (612) 973-

          In fairness to all participants and due to the competitive aspect of the proposed Bid Loan Financing, compliance with the 9:00 a.m. (Minneapolis time) deadline for receipt will be strictly enforced.

          If you have any questions regarding the above, please contract:

                    _______ (612) 973-___, or
                    ________ at (612) 973-____.

          Capitalized terms used herein have the meanings assigned to them in the Agreement.

                                        Very truly yours,

                                        FIRST BANK NATIONAL ASSOCIATION,
                                         as Agent
Dated:  _______                         By:____________________________________
                                            Title:_____________________________

* Face amount bid at each interest rate may not exceed face amount requested for such maturity date. Bids must be made for $2,000,000 or an integral multiple of $1,000,000 in excess thereof.

                                    2.22(c)-2

                                                                 EXHIBIT 2.22(g)
                                                             TO CREDIT AGREEMENT

                                  BID LOAN NOTE

$50,000,000.00                                                 December 27, 1995
                                                          Minneapolis, Minnesota

          FOR VALUE RECEIVED, NASH-FINCH COMPANY, a Delaware corporation, hereby
promises to pay to the order of [              ]  (the "Bank") at the main
office of First Bank National Association in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the dates set out in the Credit Agreement, but in any event no later than the Revolving Commitment Ending Date, the principal amount of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) or, if less, the aggregate unpaid principal amount of all Bid Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

          This note is one of the Bid Loan Notes referred to in the Credit Agreement dated as of December 27, 1995 (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank and the other banks named therein. This note is subject to certain permissive prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

          The holder of this Note is hereby authorized to attach to this Note the separate Bid Loan Schedules delivered to the holder by the Agent and to record thereon the date and amount of each prepayment of principal, which Bid Loan Schedules and recordation shall thereupon become a part hereof and shall constitute prima facie evidence of the accuracy of the information contained therein; PROVIDED, HOWEVER, that the failure to attach any such Bid Loan Schedule to the Notes or to make such recordation shall not affect the obligations of the Borrower under this Note.

          In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

                                    2.22(g)-1

          THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                        NASH-FINCH COMPANY


                                        By
                                          ----------------------------------
                                             Robert F. Nash
                                             Treasurer and Vice President

                                    2.22(g)-2

                                BID LOAN SCHEDULE


           (TO BE ATTACHED TO THE BID LOAN NOTE OF         *        )
                                                   -----------------


BORROWING DATE:
                    ------------------

INITIAL PRINCIPAL
AMOUNT OF BID LOAN:  $
                      -----------------

INTEREST RATE:       % per annum
               ------

MATURITY DATE:
               -----------------


                              RECORD OF PREPAYMENTS

                    Principal Amount          Unpaid           Notation
Date                    Prepaid         Principal Balance       Made By
----                    -------         -----------------       -------

----------          ---------------     -----------------   ---------------

----------          ---------------     -----------------   ---------------

----------          ---------------     -----------------   ---------------

----------          ---------------     -----------------   ---------------


                                    2.22(g)-3

----------          ---------------     -----------------   ---------------

----------          ---------------     -----------------   ---------------

*Insert name of Bank


                                    2.22(g)-4

                                                              EXHIBIT 2.22(h) TO
                                                                CREDIT AGREEMENT

WIRE TRANSFER INSTRUCTIONS

First Bank National Association
Minneapolis, MN
ABA No. 091000022
Credit:  Commercial Loans Service Center
           Account No. 30000472160600
           Reference:  Nash-Finch

Norwest Bank Minnesota, National Association
Minneapolis, MN
ABA No. 091000019
           Commercial Loan Clearing Account
           Ref:  Nash-Finch

PNC Bank, National Asssociation
Pittsburgh, PA
ABA No. 043000096
           Attn:  Commercial Loan Department
           Re:  Nash-Finch Company

Mitsubishi Bank, Ltd. Chicago Branch
A/C FRB of Chicago
Chicago, IL
ABA No. 071002341
           Attention:  Loan Administration
           Reference:  Nash-Finch

Wachovia Bank of Georgia, N.A.
Atlanta, GA
ABA No. 061000010
           Account No. 18171498
           U.S. Corp. MTS
           Ref:  Nash-Finch


                                    2.22(h)-1

                                                                  EXHIBIT 3.1 TO
                                                                CREDIT AGREEMENT


                            MATTERS TO BE COVERED BY
                               OPINION OF COUNSEL
                                 TO THE BORROWER

                    The opinion of counsel to the Borrower which is called for by Article III of the Credit Agreement (the "Credit Agreement") shall be addressed to the Banks and dated the Closing Date. It shall be satisfactory in form and substance to the Banks and shall cover the matters set forth below, subject to such assumptions, exceptions and qualifications as may be acceptable to the Banks and counsel to the Banks. Capitalized terms used herein have the respective meanings given such terms in the Credit Agreement.

                    (i) The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted, to enter into the Loan Documents and to perform all of its obligations under each and all of the foregoing.

                    (ii) The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower.

                    (iii) The Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

                    (iv) The execution, delivery and performance by the Borrower of the Loan Documents will not (i) violate any provision of any law, statute, rule or regulation or, to the best knowledge of such counsel, any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (ii) violate or contravene any provision of the Certificate of Incorporation or bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument known to such counsel to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.

                    (v) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to

                                      3.1-1
authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

                    (vi) To the best knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which (i) challenge the legality, validity or enforceability of the Loan Documents, or
(ii) if determined adversely to the Borrower, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower to perform its obligations under the Loan Documents.


                                      3.1-2

                                                                    EXHIBIT 4.20

                       SUBSIDIAIRIES OF NASH FINCH COMPANY
                     (which subsidiaries are included in the
            Consolidated Financial Statements of Nash Finch Company)

A. Diret subsidiaries of Nash Finch Company (the voting stock of which is owned, with respect to each subsidiary, 100 percent by Nash Finch Company):

    Subsidiary                                              State of
   Corporation                                           Incorporation
   -----------                                           -------------
Nash-DeCamp Company                                       California
Visalia, California

Piggly Wiggly Northland Corporation                       Minnesota
Edina, Minnesota

GTL Truck Lines, Inc.                                     Nebraska
Norfolk, Nebraska

B. Direct subsidiaries of Nash Finch Company (the voting stock of which is owned, with respect to each subsidiary, 66.6 percent by Nash Finch Company):

    Subsidiary                                              State of
   Corporation                                           Incorporation
   -----------                                           -------------
Gillette Dairy of the Black Hills, Inc.                   South Dakota
Rapid City, South Dakota

Nebraska Dairies, Inc.                                    Nebraska
Norfolk, Nebraska

C. Subsidiaries of Nash-DeCamp Company (the voting stock of which is owned, with respect to each subsidiary other than Agricola Nadco Limitada, 100 percent by Nash-DeCamp Company):

    Subsidiary                                          State/Country of
   Corporation                                           Incorporation
   -----------                                           -------------
Forrest Transportation Service, Inc.                      California
Visalia, California

Agricola Nadco Limitada*                                  Chile

-------------
*Ninety-nine percent (99%) of Agricola Nadco Limitada is owned by Nash-DeCamp Company.

                                                              EXHIBIT 5.1 (d) TO
                                                                CREDIT AGREEMENT
                        [FORM OF COMPLIANCE CERTIFICATE]

To: First Bank National Association

THE UNDERSIGNED HEREBY CERTIFIES THAT:

          (1) I am the duly elected chief financial officer of NASH-FINCH COMPANY (the "Borrower");

          (2) I have reviewed the terms of the Credit Agreement dated as of December 27, 1995 among the Borrower, First Bank National Association and certain Banks named therein (the "Credit Agreement") and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;

          (3) The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event are as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          The foregoing certification, together with the computations in the Attachment hereto and the financial statements delivered with this Certificate
in support hereof, are made and delivered this _     day of ___________, 199__,
pursuant to Section 5.1 (d) of the Credit Agreement.

                                        NASH-FINCH COMPANY


                                        By______________________________
                                        Name____________________________
                                        Title __________________________

                                    5.1(d)-1

                      ATTACHMENT TO COMPLIANCE CERTIFICATE
                     AS OF ___________, 199__ WHICH PERTAINS
                      TO THE PERIOD FROM ___________, 199__
                             TO ____________, 199__


1.   Minimum Net Worth (Section 6.4)                   $__________
     (Sum of $100,000,000, plus $________________ (25% of consolidated net income since October 7, 1995) plus $_____________ (all additions to Net Worth due to sales of stock after Closing Date)

2.   Actual Net Worth                                  $__________

3.   Net Worth In Excess (Below) Requirement           $__________
     (Line 2 minus Line 1)

4.   Indebtedness                                      $__________
     (Sum of interest bearing debt ($_____________________), capitalized leases ($__________), Contingent Obligations ($_____________) and other
     Indebtedness  ($__________)).

5.   Total Capitalization                              $__________
     (Sum of Line 2 plus Line 4)

6.   Leverage Ratio (Maximum 0.60 to 1.0)    __ to 1.0
     (Section 6.5; ratio of Line 4 to Line 5)

7.   Earnings Before Interest and Taxes                $__________

8.   Interest Expense                                  $__________

3.   Interest Coverage Ratio (Minimum 1.25 to 1.0)     __ to 1.0
     (Section 6.6; ratio of Line 7 to Line 8)

                                                                     EXHIBIT 6.3


          LIENS AGAINST NASH FINCH COMPANY PROPERTY

MORTGAGE LOANS:
     Metropolitan Life Ins. (Dubuque)        $1,295,925
     Royal Neighbors (Cedar Rapids)           3,415,501
     Schuft Trust (Rapid City)                 345,499
     Evleco (Fargo Warehouse)                 2,812,543
     American Federal S&L (Marion, IA)           14,754
     Spooner, WI                                392,247
     Nash DeCamp Company                        199,008
     Food Folks (North Carolina)                209,695


     TOTAL MORTGAGE LOAN                     $8,685,172
                                             ----------
                                             ----------

INDUSTRIAL DEVELOPMENT BONDS:

     City of Appleton, WI                    $  600,000
     City of Bluefield, VA                      600,000
     City of Minot, ND                        1,100,000
     City of Rapid City, SD                   2,385,000
     City of Spooner, WI                        940,000

     TOTAL IRB                               $5,625,000
                                             ----------
                                             ----------

Amounts are as of October 7, 1995.

                                                                     EXHIBIT 9.6


                              ASSIGNMENT AGREEMENT


     ASSIGNMENT AGREEMENT, dated as of                              199   ,
among ____________ (the "TRANSFEROR BANK"), _____________ (the "PURCHASING BANK"), Nash-Finch Company, a Delaware corporation (the "BORROWER") and First Bank National Association, as Agent for the Banks under the Credit Agreement described below (in such capacity, the "AGENT").

                               W I T N E S S E T H

     WHEREAS, this Assignment Agreement is being executed and delivered in accordance with subsection 9.6(c) of the Credit Agreement, dated as of December 27, 1995, among the Borrower, the Transferor Bank and the other Banks parties thereto, and the Agent (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the "CREDIT AGREEMENT"; terms defined therein being used herein as therein defined);

     WHEREAS, the Purchasing Bank (if it is not already a Bank party to the Credit Agreement) wishes to become a Bank party to the Credit Agreement; and

     WHEREAS, the Transferor Bank is selling and assigning to the Purchasing Bank rights, obligations and commitments under the Credit Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Upon the execution and delivery of this Assignment Agreement by the Purchasing Bank, the Transferor Bank, the Agent [and the Borrower], the Purchasing Bank [shall be] [shall continue to be] a Bank party to the Credit Agreement for all purposes thereof.

     2. Prior to the execution and delivery of this Assignment Agreement, the Transferor Bank's and the Purchasing Bank's Revolving Commitment Amounts were $____________ and $___________, respectively (the "Original Revolving Commitments"). Upon the execution and delivery of this Assignment Agreement, the Revolving Commitment Amounts of the Transferor Bank and the Purchasing Bank shall be $________ and $__________, respectively, and the sum of their Revolving Commitment Amounts shall equal the Original Revolving Commitments. Prior to the execution and delivery of this Assignment Agreement, the Transferor Bank's and the Purchasing Bank's Revolving Percentages were

                                      9.6-1

_____ and _____, respectively (the "Original Revolving Percentages"). Upon the execution and delivery of this Assignment Agreement, the Revolving Percentages of the Transferor Bank and the Purchasing Bank shall be ______ and ______, respectively, and the sum of their Revolving Percentages shall equal the Original Revolving Percentages. The Transferor Bank acknowledges receipt from the Purchasing Bank of an amount equal to the purchase price, as agreed between the Transferor Bank and such Purchasing Bank, of the portion of the Transferor Bank's Revolving Commitment being purchased by such Purchasing Bank (the "PURCHASED COMMITMENT"). The Transferor Bank hereby irrevocably sells, assigns and transfers to the Purchasing Bank, without recourse, representation or warranty, and the Purchasing Bank hereby irrevocably purchases, takes and assumes from the Transferor Bank, the Purchased Commitment and the appropriate portion of all presently outstanding Revolving Loans and other amounts owing to the Transferor Bank under the Credit Agreement and the Transferor Bank's Revolving Note, together with all guarantees thereof and all collateral security therefor and all instruments and documents pertaining thereto.

     3. The Transferor Bank has made arrangements with the Purchasing Bank with respect to the portion, if any, to be paid by the Transferor Bank to the Purchasing Bank of fees heretofore received by the Transferor Bank pursuant to the Credit Agreement.

     4. From and after the date hereof, principal, interest, fees and other amounts that would otherwise be payable to or for the account of the Transferor Bank pursuant to the Credit Agreement and the Transferor Bank's Revolving Note shall, instead, be payable to or for the account of the Transferor Bank and the Purchasing Bank, as the case may be, in accordance with their respective interests as reflected in this Assignment Agreement, whether such amounts have accrued prior to the date hereof or accrue subsequent to the date hereof.

     5. Concurrently with the execution and delivery hereof, (i) the Borrower, the Transferor Bank and the Purchasing Bank shall make appropriate arrangements so that a replacement Revolving Note is issued to the Transferor Bank (unless it has transferred its entire Revolving Commitment), and a new Revolving Note is issued to the Purchasing Bank, in each case in principal amounts reflecting, in accordance with the Credit Agreement, their Revolving Commitments (as adjusted pursuant to this Assignment Agreement), and (ii) the Transferor Bank shall pay to the Agent a processing and recordation fee of [$2,500].

     6. Concurrently with the execution and delivery hereof, the Agent will, at the expense of the Transferor Bank, provide to the Purchasing Bank (if it is not already a Bank party to the Credit Agreement) conformed copies of all documents delivered to the Agent on the date of the initial Loans under the Credit Agreement in satisfaction of the conditions precedent set forth in the Credit Agreement.

                                      9.6-2

     7. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

     8. The address for notices to the Purchasing Bank as well as administrative information with respect to the Purchasing Bank is as set out below:

     9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA.


     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

                                        __________________________________,
                                        Transferor Bank

                                        By:________________________________
                                        Name:______________________________
                                        Title: ____________________________


                                        __________________________________,
                                        as Purchasing Bank



                                        By:_______________________________
                                        Name:_____________________________
                                        Title: ___________________________

                                      9.6-3

                                        FIRST BANK NATIONAL ASSOCIATION,
                                        as Agent


                                        By:_______________________________
                                        Name:_____________________________
                                        Title: ___________________________


                                        CONSENTED AND ACKNOWLEDGED
                                        NASH-FINCH COMPANY


                                        By:_______________________________
                                        Name:_____________________________
                                        Title: ___________________________



                                        [Required only when Purchasing Bank
                                        is not already a Bank]

                                      9.6-4